Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PACIFIC ETHANOL CENTRAL, LLC,

ICP MERGER SUB, LLC,

ILLINOIS CORN PROCESSING, LLC,

ILLINOIS CORN PROCESSING HOLDINGS INC.

and

MGPI PROCESSING, INC.

Dated as of June 26, 2017

TABLE OF CONTENTS

i

ii

iii

Exhibits and Schedules

Exhibit A – Form of Certificate of Merger

Exhibit B – Form of Promissory Notes

Exhibit C – Form of Mortgage

Exhibit D – Accounting Principles

Exhibit E – Sellers’ Proportionate Percentages

Exhibit F – Form of Transition Services Agreement

Schedule 11.9(a) – Sellers Knowledge Individuals

Schedule 11.9(b) – Buyer Knowledge Individuals

iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 26, 2017, by and among Pacific Ethanol Central, LLC, a Delaware limited liability company (“Buyer”), ICP Merger Sub, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Buyer (“Merger Sub”), Illinois Corn Processing, LLC, a Delaware limited liability company (the “Company”), Illinois Corn Processing Holdings Inc., a Delaware corporation (“Holdings”), and MGPI Processing, Inc., a Kansas corporation (“MGP” and, collectively with Holdings, the “Sellers”). Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given to such terms in Article II.

WHEREAS, the Sellers, constituting the only members of the Company, have (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;

WHEREAS, the sole member of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;

WHEREAS, Buyer has approved and adopted this Agreement for itself and in its capacity as the sole member of Merger Sub;

WHEREAS, this Agreement contemplates the merger of Merger Sub with and into the Company, with the Company as the surviving company (the “Surviving Company”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware Limited Liability Company Act (the “Act”), pursuant to which the membership interests in the Company (the “Membership Interests”) will be converted into the right to receive the Merger Consideration (as defined herein), with each Seller being entitled to receive such Seller’s Proportionate Percentage thereof; and

WHEREAS, Sellers, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto, intending to be legally bound, agree as follows:

Article I
THE MERGER

Section 1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Act, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company and as a direct, wholly-owned Subsidiary of Buyer (the “Merger”).

1

Section 1.2 The Closing and the Effective Time. The closing of the Transaction (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), 28 Liberty Street, New York, New York, at 10:00 a.m. local time on the third (3rd) Business Day after the satisfaction or waiver of all conditions set forth in Article VII (other than those conditions which by their terms can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date, at such other time, or at such other location as may be mutually agreed between Buyer and the Sellers’ Representative. The date of the Closing is referred to herein as the “Closing Date.” Upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing, on the Closing Date or such other date as may be mutually agreed between Buyer and the Sellers’ Representative, the Certificate of Merger, in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, as required by, and executed in accordance with, the applicable provisions of the Act (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Buyer and the Sellers’ Representative and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall attach and become the debts, liabilities and duties of the Surviving Company.

Section 1.4 Organizational Documents of the Surviving Company.(a) Unless otherwise determined by Buyer prior to the Effective Time, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the limited liability company agreement of the Surviving Company shall be the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time until duly amended as provided therein or by applicable Laws, except that all references to Merger Sub in such limited liability company agreement shall be changed to refer to the Surviving Company.

(b)               Unless otherwise determined by Buyer prior to the Effective Time, the certificate of formation of the Company shall be amended and restated as of the Effective Time (and, as so amended and restated, shall be the certificate of formation of the Surviving Company at the Effective Time) to be identical to the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law and as provided in such certificate of formation.

2

Section 1.5 Officers of the Surviving Company. Unless otherwise determined by Buyer prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Company immediately after the Effective Time, each to hold such office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

Section 1.6 Effect of the Merger on the Company Units and Merger Sub.

(a)               Effect on the Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Sellers, the Membership Interests issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, will be cancelled and extinguished and be converted automatically into Sellers’ right to receive (without interest and less any applicable Tax withholding) the Merger Consideration as set forth herein.

(b)               Merger Consideration. The consideration payable to the Sellers upon the Merger shall consist of (i) $30,000,000 (the “Cash Consideration Amount”) and (ii) Merger Sub’s issuance to Sellers of secured promissory notes in the aggregate principal amount of $46,000,000, in the form attached hereto as Exhibit B (the “Promissory Notes”), subject to adjustment of such aggregate principal amount as provided in Section 1.6(d) (as so adjusted, the “Merger Consideration”); provided, that, at the election of Merger Sub in accordance with Section 1.6(g), the entire Merger Consideration may be paid in cash.

(c)               Deposit.

(i)                 Concurrently with the execution of this Agreement, Buyer shall deposit, by wire transfer of immediately available funds, $2,000,000 to such accounts as shall be specified by the Sellers’ Representative in writing, with each Seller receiving an amount thereof equal to such Seller’s Proportionate Percentage (the “Deposit”).

(ii)              If the Closing occurs, the Deposit shall be credited toward and reduce the Cash Consideration Amount otherwise payable at the Closing.

(iii)            If this Agreement is terminated by Buyers or Sellers pursuant to Section 10.1(b) (End Date) or Section 10.1(e) (HSR Date) (except, in each case, in the event the transactions contemplated hereby shall not have been consummated prior to the End Date or HSR Date, as applicable, solely as a result of the failure of the condition to Closing of Buyer set forth in Section 7.1(c) (closing deliverables), Section 7.1(d) (Material Adverse Effect), Section 7.1(g) (title commitment) or Section 7.1(h) (Wells Fargo lien) to have been satisfied or waived) or if this Agreement is terminated by Sellers pursuant to Section 10.1(d) (Buyer or Merger Sub breach or failure to perform), the Deposit shall be forfeited and retained by Sellers free and clear of any claims by Buyer with respect thereto and without prejudice to any other rights or remedies of the Sellers arising out of or relating to such transaction.

(iv)             If this Agreement is terminated by Buyers or Sellers pursuant to Section 10.1 under any circumstances other than the circumstances described in Section 1.6(c)(iii) above, each of the Sellers shall, within three Business Days after the date of such termination, pay to Buyer its Proportionate Percentage of the Deposit by wire transfer of immediately available funds to such account as shall be specified by Buyer in writing.

3

(d)               Payment of Merger Consideration.

(i)                 Delivery of Purchase Consideration. On the Closing Date, (i) Sellers shall be paid the Cash Consideration Amount minus the amount of the Deposit by wire transfer of immediately available funds to such accounts as shall be specified by the Sellers’ Representative in writing at least one (1) Business Day prior to the Closing Date, with each Seller receiving an amount equal to such Seller’s Proportionate Percentage of the total Cash Consideration Amount; and (ii) subject to Section 1.6(g), the Promissory Notes shall be issued by Merger Sub to Sellers with each Seller receiving a Promissory Note in a principal amount thereof equal to such Seller’s Proportionate Percentage of the aggregate principal amount of the Promissory Notes; provided, however, that subject to Section 1.6(g), the aggregate principal amount of the Promissory Notes issued at the Closing shall be increased by the Estimated Excess Amount, if any, or reduced by the Estimated Shortfall Amount, if any.

(ii)              Post-Closing Adjustment.

(A)       Within three Business Days following the completion of the determination of the Final Working Capital pursuant to Section 1.7, in the event the Promissory Notes are outstanding on such date, (A) if an Adjusted Excess Amount exists, the aggregate principal of the Promissory Notes shall be increased by the Adjusted Excess Amount in accordance with the terms set forth in the Promissory Notes and (B) if an Adjusted Shortfall Amount exists, the aggregate principal amount of the Promissory Notes shall be reduced by the Adjusted Shortfall Amount in accordance with the terms set forth in the Promissory Notes.

(B)       Within three Business Days following the completion of the determination of the Final Working Capital pursuant to Section 1.7, in the event the Promissory Notes were not issued in accordance with Section 1.6(g) or were paid in full on or prior to such date, (x) if an Adjusted Excess Amount exists, the Surviving Company shall pay to each Seller an amount equal to such Seller’s Proportionate Percentage of such Adjusted Excess Amount by wire transfer of immediately available funds to such accounts as shall be specified in writing in advance by the Sellers’ Representative, or (y) if an Adjusted Shortfall Amount exists, each Seller shall pay to the Surviving Company an amount in cash equal to such Seller’s Proportionate Percentage of the Adjusted Shortfall Amount by wire transfer of immediately available funds to an account(s) as shall be specified in writing in advance by Buyer.

(e)               Sellers Deliveries at Closing. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

4

(i)               non-foreign affidavits in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that neither Seller is a “foreign person” as defined in such section of the Code;

(ii)              all revocations of powers of attorney listed on Schedule 1.6(e)(ii), which shall be in full force and effect;

(iii)             all Consents listed on Schedule 1.6(e)(iii), which shall be in full force and effect;

(iv)             all originals or copies of the files, books and records maintained by or in the possession of either Seller used in the conduct of the Company’s business;

(v)              originals of the Ancillary Agreements, to which one or both of the Sellers are parties duly executed by the applicable Seller;

(vi)             the Transition Services Agreement, duly executed by the parties thereto; and

(vii)            a UCC-3 and pay-off letter evidencing the termination of the JPM Facility and the extinguishment of any related Liens concurrently with the Closing.

(f)                Buyer, Merger Sub and Surviving Company Deliveries at Closing. At the Closing, Buyer, Merger Sub and/or the Surviving Company, as the case may be, shall deliver or cause to be delivered the following:

(i)               Buyer shall deliver to Sellers copies of documentation of Buyer and Merger Sub, in form and substance reasonably acceptable to Sellers, evidencing the appropriate approvals and authorizations of the transactions contemplated by this Agreement;

(ii)              Buyer shall deliver to Merger Sub funds sufficient for the Surviving Company to pay the Cash Consideration Amount;

(iii)             Buyer, Merger Sub and the Surviving Company shall deliver to Sellers originals, duly executed by Buyer, Merger Sub and the Surviving Company (as applicable) of (A) the Promissory Notes, with each Seller receiving a Promissory Note with a principal amount equal to such Seller’s Proportionate Percentage of the aggregate principal amount of the Promissory Notes, and (B) a Mortgage in the form of Exhibit C (the “Mortgage”) with the Mortgage to be recorded at Closing); together with any and all other documents required to be executed and delivered pursuant to the terms of the Promissory Notes; and

(iv)             Merger Sub shall deliver to Sellers the Cash Consideration Amount as provided in Section 1.6(d)(i).

(g)               Financing of Purchase Price. Notwithstanding anything to the contrary contained in this Section 1.6, Merger Sub may, in lieu of issuing the Promissory Notes, increase the Cash Consideration Amount by $46,000,000 subject to adjustment as follows:

5

(i)               in lieu of issuing any adjustment to the Promissory Notes provided in Section 1.6(d)(i), the Cash Consideration Amount shall be increased by the Estimated Excess Amount, if any, or reduced by the Estimated Shortfall Amount, if any; and

(ii)              in lieu of the post-closing adjustments to the Promissory Notes provided in Section 1.6(d)(ii), within three Business Days following the completion of the determination of the Final Working Capital pursuant to Section 1.7, (A) if an Adjusted Excess Amount exists, the Surviving Company shall pay to each Seller an amount equal to such Seller’s Proportionate Percentage of such Adjusted Excess Amount by wire transfer of immediately available funds to such accounts as shall be specified in writing in advance by the Sellers’ Representative, or (B) if an Adjusted Shortfall Amount exists, each Seller shall pay to the Surviving Company an amount in cash equal to such Seller’s Proportionate Percentage of the Adjusted Shortfall Amount by wire transfer of immediately available funds to an account(s) as shall be specified in writing in advance by Buyer.

Section 1.7 Merger Consideration Adjustment for Final Working Capital.

(a)               No later than two Business Days prior to the date on which the Closing is expected to occur, the Sellers’ Representative shall furnish to Buyer a statement, prepared in reasonable detail, (i) reflecting Sellers’ Representative’s good faith determination of Working Capital as of the Closing Date (the “Estimated Working Capital”) calculated in accordance with GAAP and the Accounting Principles and the methodologies and normalizations set forth on Exhibit D and the Estimated Excess Amount or Estimated Shortfall Amount based thereon, (ii) setting forth the Transaction Related Expenses as of the Closing Date, and (iii) signed by the chief financial officer of the Sellers’ Representative.

(b)               As promptly as practicable, but no later than thirty (30) days after the Closing, Buyer will cause to be prepared and delivered to the Sellers’ Representative a statement setting forth Buyer’s good faith calculation of the Working Capital as of the Closing Date (such statement the “Draft Closing Statement”), as calculated in accordance with GAAP and the Accounting Principles and the methodologies and normalizations set forth in Exhibit D. The Draft Closing Statement shall (i) be signed by Buyer or the Company’s chief financial officer, (ii) fairly present the Buyer’s good faith calculation of the Working Capital as of the Closing Date, and (iii) specifically identify the respective amounts of each line item as set forth on Exhibit D that was used for Buyer’s calculations in the Draft Closing Statement.

(c)               If the Sellers’ Representative disagrees with Buyer’s calculation of one or more of the items set forth on the Draft Closing Statement, the Sellers’ Representative may, within thirty (30) days after receipt of the Draft Closing Statement, deliver a written notice to Buyer disagreeing with some or all of such calculation and setting forth the basis thereof and the Sellers’ Representative calculation of such disputed amount(s) and the adjustment the Sellers’ Representative believes should be made (the “Sellers Objection”). The Sellers Objection shall specify those items or amounts as to which the Sellers’ Representative disagrees as well as the reasons for such disagreement, and Sellers shall otherwise be deemed to have agreed with all other items and amounts contained in the Draft Closing Statement and Buyer’s calculation of any of the undisputed items. If the Sellers’ Representative fails to deliver a Sellers Objection within such 30-day period, or if the Sellers’ Representative notifies Buyer that the Sellers’ Representative has no objection to the Draft Closing Statement, all calculations and valuations of Working Capital set forth on the Draft Closing Statement shall be final, binding, conclusive and non-appealable for all purposes of this Agreement.

6

(d)               If a Sellers Objection shall be duly delivered pursuant to Section 1.7(c), the Sellers’ Representative and Buyer shall, during the thirty (30) days following such delivery, use all reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of any such disputed item. If, at the conclusion of such period or any mutually agreed extension thereof, the Sellers’ Representative and Buyer are unable to reach an agreement, either party may submit to Deloitte LLP or, if such firm is unwilling or unable to serve, such other accounting firm or Person as may be agreed to by Buyer and the Sellers’ Representative (the firm ultimately chosen, the “Accounting Referee”) all items remaining in dispute. The Accounting Referee shall promptly review this Section 1.7 and the disputed items or amounts for the purpose of determining such disputed items or amounts. In making such determination, the Accounting Referee shall consider only those items or amounts in Buyer’s calculation of disputed items or amounts as to which the Sellers’ Representative has disagreed solely in accordance with the terms of this Agreement and not by independent review. In no event shall the Accounting Referee’s determination be outside of the range of amounts claimed by the respective parties with respect to those items in dispute. The Sellers’ Representative and Buyer shall make available to the Accounting Referee, at reasonable times, all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the Draft Closing Statement, the Sellers Objection and all other items reasonably requested by the Accounting Referee. The Sellers’ Representative and Buyer agree to execute, if requested by the Accounting Referee, a reasonable engagement letter, including customary indemnification provisions in favor of the Accounting Referee. The Accounting Referee shall deliver to the Sellers’ Representative and Buyer, as promptly as practicable, but in no event later than forty-five (45) calendar days after its engagement, a report setting forth such calculation. Such report shall be final, binding, conclusive and non-appealable for all purposes hereunder. The fees, costs and expenses of the Accounting Referee shall be borne by Buyer, on the one hand, and Sellers, on the other hand, as the case may be, in inverse proportion as they may prevail on such amounts in dispute and the remainder of such expenses and fees shall be borne by the other party. The proportionate allocation shall be determined by the Accounting Referee and included in its report.

(e)               The Sellers’ Representative and Buyer agree that they will, and Buyer agrees to cause its and the Company’s independent accountants to cooperate and assist in the preparation and review of the Draft Closing Statement and the calculation of the items or amounts therein, including the making available of books, records, work papers and personnel at such reasonable times as are reasonably requested.

(f)                Following the determination of the Final Working Capital pursuant to this Section 1.7, the Merger Consideration shall be adjusted as provided in Section 1.6(d)(ii) or 1.6(g).

Section 1.8 Merger Consideration Allocation The parties agree to treat the transactions contemplated by this Agreement, if no Promissory Notes are issued, as a sale of interests in a partnership by Sellers and a purchase of assets by Buyer for U.S. federal income Tax purposes pursuant to Revenue Ruling 99-6, 1999-1 C.B. 187, and that, as a result of the sale and purchase of the Membership Interests, the Company shall

7

terminate for U.S. federal income Tax purposes under Section 708(b)(1)(A) of the Code as of the end of the Closing Date, or if the Promissory Notes are issued, as a sale by Sellers of a portion of their interests in a partnership to Buyer in exchange for the Cash Consideration Amount and the principal amount of the Promissory Notes as representing Sellers’ rights to receive distributions in liquidation of their remaining interests in the partnership under Section 736(b) of the Code, and in each case that neither they nor their Affiliates will take any position inconsistent with such treatment in notices to or filings with taxing authorities, in audit or other proceedings with respect to Taxes, or in other documents or notices relating to the transactions contemplated by this Agreement unless required to do so by a “determination” as defined in Section 1313 of the Code. Within sixty (60) days after the Closing Date, Buyer shall prepare and provide to the Sellers’ Representative a proposed allocation of the Cash Consideration Amount and any liabilities properly included for U.S. federal income Tax purposes, among the assets of the Company (the “Allocation Statement”). The Sellers’ Representative shall provide notice to Buyer of any disagreement with Buyer’s proposed Allocation Statement within sixty (60) days of receipt of the same. If the Sellers’ Representative does not notify Buyer of any disagreement with Buyer’s proposed Allocation Statement within such sixty (60) day period, such proposed Allocation Statement will represent the parties’ agreement as to the final allocation of the Merger Consideration. If the Sellers’ Representative notifies Buyer of any disagreement with Buyer’s proposed Allocation Statement within such sixty (60) day period, Buyer and the Sellers’ Representative shall cooperate in good faith to resolve any such disagreement. If the parties fail to resolve their differences over the disputed items within such sixty (60) day period, Buyer and the Sellers’ Representative shall forthwith jointly request that the Accounting Referee make a binding determination as to the disputed items in accordance with this Agreement, which determination shall be binding on the parties. The fees and expenses of the Accounting Referee shall be borne 50% by Buyer and 50% by Sellers (pro rata in accordance with their Proportionate Percentages). The Allocation Statement will be adjusted as appropriate to reflect any adjustments to the Merger Consideration. The parties agree to, and agree to cause their Affiliates to, prepare all relevant Tax Returns, including IRS Form 8594 (if required), consistent with any agreed-upon Allocation Statement or allocation determined by the Accounting Referee. The parties shall not take any position that is inconsistent with such methodology or agreed-upon Allocation Statement, unless required to do so by a change in applicable Law or pursuant to the good faith resolution of a taxing authority. Buyer agrees to promptly advise the Sellers’ Representative, and the Sellers’ Representative agrees to promptly advise Buyer, regarding the existence of any Tax audit, controversy or litigation related to such reporting position.

Section 1.9 Sellers’ Representative.(a) By signing this Agreement, MGP, for itself and its successors and assigns, irrevocably constitutes and appoints, effective from and after the date hereof, Holdings, as its exclusive agent and attorney-in-fact (the “Sellers’ Representative”), to negotiate, execute and deliver and take all action required or permitted to be taken by the Sellers’ Representative under this Agreement, including (i) giving and receiving of all waivers, notices and consents, the receipt of service of process and the execution and delivery of all documents and agreements hereunder, including any waivers, notices and consents which the Sellers’ Representative may provide hereunder and (ii) taking any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement for and on behalf of Sellers, including consenting to, compromising or settling any such claims, conducting negotiations with Buyer and the Surviving Company regarding such claims; provided, that the Sellers’ Representative shall not have the power or authority to take any action that disproportionately affects MGP without the consent of MGP.

8

(b)               Any Person shall have the right to rely, without investigation or inquiry, upon all actions taken or omitted to be taken (including any notice to be delivered or omitted to be delivered) by the Sellers’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon Sellers.

Article II
DEFINITIONS

Section 2.1 Specific Definitions. As used in this Agreement and the Schedules hereto, the following terms have the following meanings:

“Accounting Principles” means the accounting principles and methodologies set forth on Exhibit D hereto.

“Accounting Referee” has the meaning set forth in Section 1.7(d).

“Act” has the meaning set forth in the Recitals.

“Adjusted Excess Amount” means the amount, if positive, equal to the difference of (a) the Final Working Capital, minus (b) the Estimated Working Capital, plus an amount equal to interest thereon at the rate per annum published on the Closing Date by The Wall Street Journal as the “prime rate” at large U.S. money center banks from the Closing Date through and including the date of payment.

“Adjusted Shortfall Amount” means the amount, if negative, equal to the difference of (a) the Final Working Capital, minus (b) the Estimated Working Capital, plus an amount equal to interest thereon at the rate per annum published on the Closing Date by The Wall Street Journal as the “prime rate” at large U.S. money center banks from the Closing Date through and including the date of payment.

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 1.8.

9

“Ancillary Agreements” means the Transition Services Agreement, the Promissory Notes and the Mortgage.

“Audited Financial Statements” has the meaning set forth in Section 4.4.

“Base Amount” means $15,000,000.

“Business Day” means any day other than Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Group” means, collectively, the Buyer, the Company and each of their respective Affiliates.

“Buyer Indemnified Party” means Buyer, its Affiliates, and their respective equity holders, managers, officers, directors, employees, agents, successors and assigns.

“Buyer Subject Marks” has the meaning set forth in Section 6.4(a).

“Cap” has the meaning set forth in Section 9.1(c)(ii).

“Cash and Cash Equivalents” means cash and cash equivalents as calculated in accordance with GAAP.

“Cash Consideration Amount” has the meaning set forth in Section 1.6(b).

“Cause” with respect to a Key Company Employee means: (i) gross negligence or willful misconduct by the Key Company Employee in connection with his employment duties; (ii) failure by the Key Company Employee to perform his duties or responsibilities required pursuant to his employment, after written notice and an opportunity to cure; (iii) misappropriation by the Key Company Employee of the assets or business opportunities of Buyer or its Affiliates; (iv) embezzlement or other financial fraud committed by the Key Company Employee; (v) the Key Company Employee knowingly allowing any third-party to commit any of the acts described in any of the preceding clause (iii) or (iv); or (vi) the Key Company Employee’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Claim Notice” has the meaning set forth in Section 9.2(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

10

“Company Employee” has the meaning set forth in Section 6.3(a).

“Company Environmental Permits” has the meaning set forth in Section 4.18(a).

“Company Indemnified Party” has the meaning set forth in Section 6.1(a).

“Company Intellectual Property” has the meaning set forth in Section 4.15(a).

“Company LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of November 20, 2009, by and between MGP and Holdings.

“Company Permits” has the meaning set forth in Section 4.11.

“Confidential Information” means, with respect to a Person, any information concerning the businesses and affairs of such Person, including any trade secrets or confidential business or technical information of such Person or its products, customers, licensees, suppliers or development or alliance partners or vendors, regardless of when or how such Person may have acquired such information, product development methods and business techniques, work plans, formulas, test results and information, applications, algorithms, technical information, manufacturing information, design information, cost or pricing information, know-how, technology, prototypes, ideas, inventions, improvements, training, sales volume service and business manuals, unpublished promotional materials, development partnerships and other alliances, customer lists, prospective customer lists and other business information, materials and property; provided, that such Confidential Information shall not include information that (a) has become generally available and publicly known (except, with respect to a Person required to maintain the confidentiality of such information, if such information becomes publicly known as a result of a wrongful act or breach of any obligation of confidentiality by such Person) or (b) was approved in writing for release by such Person.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 14, 2015, between the Company and Pacific Ethanol, Inc.

“Consent” means any consent, approval, authorization, action, Permit, exception, waiver or other Order of, action by, filing, registration, designation or declaration with, or notification to any Governmental Entity or other Person.

“Deductible” has the meaning set forth in Section 9.1(c)(i).

“Deposit” has the meaning set forth in Section 1.6(c)(i).

“Direct Claim” has the meaning set forth in Section 9.3.

“Direct Claim Notice” has the meaning set forth in Section 9.3.

“DOJ” has the meaning set forth in Section 6.7(b).

11

“Draft Closing Statement” has the meaning set forth in Section 1.7(b).

“Effective Time” has the meaning set forth in Section 1.2.

“End Date” means the date that is 60 calendar days after the date hereof, subject to extension as provided in Section 6.7(c).

“Environmental Law” means any Law relating to the protection of the environment.

“EPA” means the U.S. Environmental Protection Agency.

“EPA Registration” means the registration of the Company for participation in the EPA Office of Transportation and Air Quality (OTAQ) Fuels Program as a transportation fuel producer and to generate and trade Renewable Identification Numbers (RINS) under the Renewable Fuel Standard. The Company is registered under CDX OTAQREG (Facility ID # 70073).

“EPA Registration Update” means the Company Update Requests submitted by Buyer on June 13, 2017 to the EPA providing updates with respect to the EPA Registration required as a result of the Merger.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person with whom the Company is treated at the relevant time as a single employer under Section 414(b), (c), (m), (n), (o) or (t) of the Code.

“Estimated Excess Amount” means the amount, if any, by which the Estimated Working Capital exceeds the Base Amount, as set forth in the Sellers’ Representative’s statement furnished to Buyer pursuant to Section 1.7(a).

“Estimated Shortfall Amount” means the amount, if any, by which the Base Amount exceeds the Estimated Working Capital, as set forth in the Sellers’ Representative’s statement furnished to Buyer pursuant to Section 1.7(a).

“Estimated Working Capital” has the meaning set forth in Section 1.7(a).

“Final Working Capital” means the Working Capital of the Company as of the Closing Date (a) as shown in Buyer’s calculation delivered pursuant to Section 1.7(b), if no Sellers Objection is duly delivered pursuant to Section 1.7(c), or (b) if a Sellers Objection is delivered, (i) as agreed by the Sellers’ Representative and Buyer pursuant to Section 1.7(d) or (ii) in the absence of such agreement, as shown in the Accounting Referee’s report delivered pursuant to Section 1.7(c).

“Financial Statements” has the meaning set forth in Section 4.4.

“Financing” has the meaning set forth in Section 6.10.

12

“FTC” has the meaning set forth in Section 6.7(b).

“Fundamental Representations” means the representations and warranties of Sellers and the Company (as applicable) contained in Section 3.1 (Organization), Section 3.2 (Authorization, etc.), Section 3.4 (Title to Interests), Section 4.1 (Limited Liability Company Status, etc.), Section 4.2 (Capitalization), Section 5.1 (Organization), Section 5.2 (Authorization, etc), Section 5.5 (Purchase for Investment) and Section 5.8 (Inspections; No Other Representations).

“GAAP” has the meaning set forth in Section 4.4.

“Governmental Approvals” has the meaning set forth in Section 6.7(a).

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, country, city or other political subdivision.

“Hazardous Substance” means any substance defined as a hazardous waste, hazardous substance, hazardous material, pollutant or contaminant pursuant to any Environmental Law, including any petroleum or petroleum products, asbestos or polychlorinated biphenyl.

“Holdings” has the meaning set forth in the preamble.

“HSR Acquisition Price” has the meaning set forth in Section 6.7(b).

“HSR Act” means the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Date” means the date that is 180 calendar days after the later of (i) the date on which Buyer’s HSR Person files the notifications required of such HSR Person under the HSR Act in connection with the Transaction pursuant to Section 6.7(b)(ii) and (ii) the date on which the Company’s HSR Person files the notifications required of such HSR Person under the HSR Act in connection with the Transaction pursuant to Section 6.7(b)(ii).

“HSR FMV” has the meaning set forth in Section 6.7(b).

“HSR Person” means a “person” as defined under the HSR Act.

“Indebtedness” means with respect to any Person (without duplication): (a) all obligations for borrowed money, including the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations of such Person or other interest-bearing indebtedness, whether current or funded, secured or unsecured, (b) all obligations evidenced by a note, bond or debenture, (c) all obligations of such Person for deferred purchase price of any property or services, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (f) all obligations of such Person under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations of such Person in respect of bankers’ acceptances, letters of credit or similar credit transactions, (h) all obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (i) any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing, (j) any surety bonds, performance bonds or security deposits, (k) all obligations of a type referred to above which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (l) all refinancings of or costs and expenses to terminate any of the foregoing obligations, including break fees.

13

“Indemnified Party” means any Person claiming indemnification under any provision of Article IX.

“Indemnified Taxes” means Taxes (including those imposed as a transferee, successor, by contract or by operation of law) of the Company for taxable periods ending on or before the Closing Date or for the portion of a Straddle Period ending on the Closing Date. Taxes for a Straddle Period shall be allocated to the portion of the period ending on the Closing Date (i) ratably based on the number of days in the period if they are property or ad valorem Taxes and (ii) based on an interim closing of the books in the case of all other Taxes; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned on a per diem basis.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article IX.

“Intellectual Property” has the meaning set forth in Section 4.15(a).

“Interim Financial Statements” has the meaning set forth in Section 4.4.

“Inventory” means all inventories of raw materials (including but not limited to corn, denaturants, enzymes, ingredients, botanicals, and chemicals), work-in-process (including but not limited to any and all alcohol or spirits held at any and all proofs, fermenter product, beer still product, corn mash, fusel oils, distillers grains, corn oil, stillage, and any and all products which are classified as off-specification product but are being held for future blending, re-distillation, or re-processing for eventual conversion into a finished product), finished goods sold in the ordinary course of business (including but not limited to finished goods alcohol or spirits held at proofs in excess of 190, distillers grains, corn oil and/or other co-products or by-products of the alcohol production process), in transit finished goods which are in transit within the United States of America or between the continental United States of America and United States territories and evidenced by a bill of lading or other shipping document, spare or replacement parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Company’s business is conducted and/or customer-delivery destinations, which are used or held for use by Sellers in the conduct of the business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Sellers against suppliers of such inventories.

14

“IRS” means the United States Internal Revenue Service.

“JPM Facility” means the Credit Agreement, dated as of April 9, 2015, by and among the Company, the other loan parties thereto, the lender parties thereto and JPMorgan Chase Bank, N.A.

“Key Company Employee” means each of the following Company Employees: Gregory Dare, Steven Haines, Jack Healy, Charles Hundt, Matthew Keech, Donald Oldham, Don Shippy and Dave Riber.

“Law” means any provision of any federal, state, local, foreign, international, municipal or administrative order, constitution, law, common law and the law of equity, ordinance, judicial decision, writ, injunction, license, permit, regulation, rule, code, plan, statute or treaty of, and the departmental or regulatory policies and guidelines of, a Governmental Entity.

“Leases” has the meaning set forth in Section 4.13.

“Liability” means any liability or obligation, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or otherwise, and whether due or to become due.

“Licenses” has the meaning set forth in Section 4.15(b).

“Lien” means any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

“Loss” means any and all claims, damages, deficiencies, fines, fees, losses, Liabilities, obligations, penalties, payments (including those arising out of any settlement, judgment or compromise relating to any legal proceeding), and reasonable costs and expenses (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses incurred in investigating, preparing, defending, avoiding or settling any claim, default or assessment).

“M&A Qualified Beneficiaries” has the meaning set forth in Section 6.3(f).

“Major Business Partners” has the meaning set forth in Section 4.22.

15

“Material Adverse Effect” means any event, circumstance, occurrence, state of fact, change in, or effect that, individually or in the aggregate with other events, circumstances, occurrences, states of fact, changes in, or effects, has or would reasonably be likely to have a material adverse effect on (x) the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of the Company or the Membership Interests, or (y) the ability of Sellers to consummate the transactions contemplated hereby; provided, that a Material Adverse Effect shall exclude any adverse changes or circumstances as and to the extent such changes or circumstance relate to or result from (i) public or industry knowledge of the transactions contemplated by this Agreement (including, without limitation, any action or inaction of the Company’s employees, customers and vendors), (ii) general business, economic, political, regulatory or other conditions, including such conditions generally affecting the industries in which the Company competes or generally affecting the securities, financial or credit markets, including changes in interest rates or the availability of financing that do not disproportionately affect or specifically relate to the Company relative to other companies operating in the same industry, (iii) national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack on the United States, or any of its territories or possessions that do not disproportionately affect or specifically relate to the Company relative to other companies operating in the same industry, (iv) changes in Law or GAAP after the date hereof, except to the extent such changes are specifically related to or disproportionately impact the Company relative to other companies operating in the industries in which the Company operates, (v) the taking of any action expressly required by this Agreement and the other agreements contemplated hereby, (vi) the taking of any action by the Company with the express prior written consent of Buyer, (vii) the failure by the Company to meet internal projections or forecasts or revenue or earnings predictions for any period ending on or after the date hereof, or (viii) pandemics, earthquakes, hurricanes, tornados or other natural disasters that do not disproportionately affect or specifically relate to the Company relative to other companies operating in the same industry.

“Material Contracts” has the meaning set forth in Section 4.16(a).

“Membership Interests” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.6(b).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Obligations” has the meaning set forth in Section 6.14(a).

“MGP” has the meaning set forth in the preamble.

“Milbank” has the meaning set forth in Section 1.2.

“Monthly Balance Sheet” has the meaning set forth in Section 6.7(b).

“Mortgage” has the meaning set forth in Section 1.6(f)(iii).

16

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.4.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA contributed to or required to be contributed to by the Company or with respect to which the Company has any Liability, including as the result of any ERISA Affiliate or any guaranty or other contract or agreement.

“Order” means any judgment, injunction, order, writ, decree (including a consent decree), ruling or charge that is issued by a Governmental Entity.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of the Company.

“Organizational Documents” means (a) with respect to any corporation or limited liability company, its articles or certificate of incorporation or memorandum and articles of association and by-laws, (b) with respect to any other entity, its analogous governing documents, and (c) with respect to any trust, its trust agreement.

“Owned Real Property” has the meaning set forth in Section 4.12(a).

“Pacific Ethanol Common Stock” means the common stock, $0.001 par value per share, of Pacific Ethanol, Inc.

“Parent” has the meaning set forth in the definition of Subsidiary.

“Permits” means any licenses, permits, orders, approvals, concessions, clearances, registrations, certificates (including certificates of occupancy), qualifications and other evidence of authority.

“Permitted Liens” has the meaning set forth in Section 4.12(b).

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

“Plans” has the meaning set forth in Section 4.10(a).

“Post-Closing Taxes” means Taxes of the Company for taxable periods beginning after the Closing Date or for the portion of a Straddle Period beginning after the Closing Date. Taxes for a Straddle Period shall be allocated to the portion of the period ending after the Closing Date (i) ratably based on the number of days in the period if they are property or ad valorem Taxes and (ii) based on an interim closing of the books in the case of all other Taxes; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned on a per diem basis.

“Privileged Communications” has the meaning set forth in Section 11.17(b).

17

“Proceeding” means any demand, action, suit, litigation, hearing, examination, notice of investigation, notice of violation, arbitration, mediation, written citation, or, to the knowledge of Sellers, any complaint, claim or audit.

“Promissory Notes” has the meaning set forth in Section 1.6(b).

“Proportionate Percentage” means, for each Seller, the percentage listed opposite such Seller’s name on Exhibit E.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, discharge, disposal, dumping or leaching into the environment, including the movement of substances through the air, soil, surface water or groundwater.

“Second Request” has the meaning set forth in Section 6.7(c).

“Seller Indemnified Parties” means Sellers and their officers, board advisors, employees, agents and Affiliates.

“Sellers” has the meaning set forth in the preamble.

“Sellers Objection” has the meaning set forth in Section 1.7(c).

“Sellers Subject Marks” has the meaning set forth in Section 6.4(b).

“Sellers’ Representative” has the meaning set forth in Section 1.9.

“Special Representations” means the representations and warranties of Sellers and the Company (as applicable) contained in Section 3.5 (Brokers and Finders), Section 4.18 (Environmental Matters), Section 4.27 (Brokers and Finders), and Section 5.7 (Brokers and Finders).

“Straddle Period” means a taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means with respect to any Person (the “Parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by the Parent or by one or more of its respective Subsidiaries or by the Parent and any one or more of its respective Subsidiaries.

“Surety Bonds” has the meaning set forth in Section 6.15.

“Surviving Company” has the meaning set forth in the Recitals.

“Surviving Company Obligations” has the meaning set forth in Section 6.14(b).

“Tangible Property” has the meaning set forth in Section 4.14.

18

“Tax” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, environmental (including taxes under Section 59A of the Code), occupancy, license, occupation, employment, payroll, social security (or similar), disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, assessment or other governmental charge of any kind whatsoever including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof that relates to the Company.

“Third Party Claim” has the meaning set forth in Section 9.2(a).

“Third Party Defense” has the meaning set forth in Section 9.2(b).

“Title Company” means Fidelity National Title Insurance Company or such other nationally recognized title insurance company acceptable to Buyer.

“Transaction” means the Merger and the other transactions contemplated by this Agreement.

“Transaction Related Expenses” means any expenses, other than expenses paid by the Company or Sellers prior to the Closing or Transfer Taxes, incurred or payable by Sellers, the Company or any Affiliate of the Company to the extent the Company is liable therefor in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and any other agreements and documents contemplated hereby, the performance of its and their obligations hereunder and thereunder, and the consummation of the Transaction, including (a) the fees and disbursements of the independent accountants and the legal counsel and investment bankers of the Company, brokers, and finders or other advisors to Sellers, the Company or their Affiliates in connection with the Transaction to the extent payable by the Company and (b) any expenses incurred by Sellers or the Company or their Affiliates in connection with the Transaction for which the Company is liable under this Agreement, but in all events excluding any Liabilities under or in connection with any (i) termination of employment upon or following the Closing or (ii) Plan or Multiemployer Plan.

“Transfer Taxes” has the meaning set forth in Section 6.2(g).

“Transition Services Agreement” means the transition services agreement by and between SEACOR Holdings Inc. and the Company, substantially in the form attached hereto as Exhibit F.

“Treasury Regulations” means the regulations prescribed under the Code.

19

“Working Capital” means current assets less current liabilities other than short-term debt or the current portion of long-term debt, as determined in accordance with GAAP consistently applied.

Section 2.2 Other Definitional Provisions.

(a)               The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)               Terms defined in the singular have the same meaning when used in the plural, and vice versa.

(c)               References to “Sections,” “Exhibits” and “Schedules” refer to Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise specified.

(d)               The words “include”, “includes”, or “including” and words of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(e)               Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, unless the context otherwise requires.

Article III
REPRESENTATIONS AND WARRANTIES AS TO SELLERS

Except as otherwise indicated on the Schedules, each Seller represents and warrants to Buyer, solely with respect to such Seller, as follows:

Section 3.1 Organization. Such Seller is a limited liability company or corporation as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation, as applicable.

Section 3.2 Authorization, etc. Such Seller has full power and authority to enter into this Agreement and the Ancillary Agreements to which it is party and to perform its obligations hereunder and thereunder. The execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which it is party, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or limited liability company action of such Seller. Each of this Agreement and the Ancillary Agreements to which such Seller is party has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Buyer and the other Seller) constitutes the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms, except as limited by Laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

20

Section 3.3 Conflicts, Consents, Subsequent Actions.

(a)               Conflicts. Except as set forth in Schedule 3.3(a), the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is party, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or constitute a violation of or default or event of default under (or any event that, with or without notice or lapse of time or both, would constitute a default or event of default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or create in any Person additional rights or compensation under, or require notice to or the Consent of any Person under any provision of (A) such Seller’s Organizational Documents or (B) any mortgage, indenture, loan agreement, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, will, lease or other agreement or instrument to which such Seller is a party or by which such Seller or the Membership Interests owned by such Seller may be bound, (ii) conflict with any Law or Order applicable or relating to such Seller or to the Membership Interests to be sold by such Seller or (iii) result in the creation or imposition of any Lien on the Membership Interests other than, in the case of clause (i)(B), any conflicts, violations or defaults that would not reasonably be expected to have a Material Adverse Effect.

(b)               Consents. Except (i) as set forth in Schedule 3.3(b) and (ii) as may be required under the HSR Act, no Consent of or with any Governmental Entity or third Person is required to be obtained or made by such Seller in connection with the execution and delivery by such Seller of this Agreement or any Ancillary Agreements to which such Seller is party or consummation by such Seller of the transactions contemplated herein or therein.

Section 3.4 Title to the Membership Interests. At the Closing, such Seller is the owner, beneficially and of record of all right, title and interest in and to its Proportionate Percentage of the Membership Interests, free and clear of any Liens other than any Lien arising pursuant to applicable securities laws. Upon the delivery of and payment for its Proportionate Percentage of the Membership Interests and completion of the Closing as provided in this Agreement, such Seller shall have transferred to Buyer good and valid title to its Proportionate Percentage of the Membership Interests, free and clear of any Liens other than any Lien arising as a result of the regulatory status of Buyer or pursuant to applicable securities Laws. Except for this Agreement and the Company LLC Agreement, such Seller is not (a) a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Membership Interests or (b) a party to any voting trust, proxy or other agreement or understanding with respect to any of the Membership Interests.

Section 3.5 Brokers and Finders. Except as set forth on Schedule 3.5, such Seller has not employed any broker or finder in connection with the transactions contemplated that will give rise to any claim against Buyer or the Company for any brokerage or finder’s commission, fee or similar compensation.

Section 3.6 Litigation. There is no Proceeding pending or, to the knowledge of such Seller, threatened against such Seller related to the transactions contemplated by this Agreement or any Ancillary Agreement to which such Seller is party.

21

Article IV
REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as otherwise indicated on the Schedules, each of the Sellers represents and warrants to Buyer with respect to the Company as follows:

Section 4.1 Limited Liability Company Status, etc.

(a)               Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b)               Organizational Documents and Corporate Records. The Company has previously delivered or made available to Buyer true and complete copies of each of the (i) Organizational Documents of the Company, as amended and in effect on the date hereof and (ii) minute books and stock record books of the Company. All documents and records of the Company (x) are in the possession or under the control of the Company and (y) have been properly kept in all material respects. The Company is not in material default or violation of any provision of its Organizational Documents.

(c)               Qualification. The Company is duly qualified to do business and in good standing as a foreign limited liability company in each of the jurisdictions specified in Schedule 4.1, which includes each jurisdiction in which the nature and operations of its business or the properties owned, leased or operated by it makes such qualification necessary except where failure to be so qualified would not be reasonably expected to have a Material Adverse Effect.

Section 4.2 Capitalization.

(a)               The Company. The entire economic and ownership interest in the Company is represented by the Membership Interests. All of the issued and outstanding Membership Interests are (i) duly authorized and validly issued, and (ii) owned of record and beneficially by the Sellers in the Proportionate Percentages set forth on Exhibit E. There is no existing option, warrant, call, right or contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any equity interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests of the Company.

(b)               Subsidiaries. The Company has no Subsidiaries.

(c)               Agreements with Respect to Equity. Except as set forth in the Company LLC Agreement, there are no (i) preemptive or similar rights on the part of any holders of any class of securities of the Company, (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating the Company to issue or sell, or cause to be issued and sold, any equity interests of the Company or any securities convertible into or exchangeable for any such shares or other equity interests, or (iii) stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which the Company is bound relating to the voting, purchase, redemption or other acquisition of any equity interests of the Company.

22

(d)               Equity Interests. The Company does not own any capital stock of or other equity securities or interests in any other Person. The Company is not a party to any stockholder agreements, voting trusts or other written agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person.

Section 4.3 Conflicts, Consents, Subsequent Actions.

(a)               Conflicts. Except as set forth in Schedule 4.3(a), the execution and delivery of this Agreement by each Seller, and the consummation by each Seller of the transactions contemplated hereby, do not and will not (i) conflict with or constitute a violation of or default or event of default under (or any event that, with or without notice or lapse of time or both, would constitute a default or event of default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or create in any Person additional rights or compensation under, or require notice to or the Consent of any Person under any provision of (A) the Organizational Documents of the Company, (B) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, Permit or instrument to which the Company is a party or by which the Company may be bound, in each case other than a Plan, (ii) conflict with any Law or Order applicable to or relating to the Company or to the Membership Interests to be sold by Sellers, (iii) result in the creation or imposition of any Lien, other than Permitted Liens, on any of the assets of the Company or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on the Membership Interests, other than, in the case of clauses (i)(B) and (iii), any conflicts, violations, defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)               Consents. Except (i) as set forth in Schedule 4.3(b), and (ii) as may be required under the HSR Act, no Consent of or with any court, Governmental Entity or third Person is required to be obtained by the Company in connection with the execution and delivery of this Agreement by either Seller or the consummation by either Seller of the transactions contemplated hereby, other than Consents which if not obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4 Reports and Financial Statements. The Company has made available to Buyer true and complete copies of the Company’s (a) audited balance sheets dated December 31, 2016, December 31, 2015 and December 31, 2014, and the related audited statements of income, cash flows and members’ equity for each of the years then ended, in each case including notes thereto (collectively, the “Audited Financial Statements”) and (b) unaudited balance sheet dated March 31, 2017 (the “Most Recent Balance Sheet Date”), and the related unaudited statements of income, cash flows and members’ equity for the three-month period then ended (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) are in accordance with the books and records of the Company in all material respects, (ii) have been prepared in accordance with generally accepted accounting principles of the United States of America consistently applied (“GAAP”) (except as may be indicated in the notes thereto) throughout the periods indicated and (iii) present fairly in all material respects the assets, liabilities, and financial condition of the Company as of such dates and the results of the operations of the Company for such periods.

23

Section 4.5 Absence of Undisclosed Liabilities; Indebtedness. Except for (a) liabilities reflected or reserved against in accordance with GAAP in the Interim Financial Statements, (b) liabilities reflected in Schedule 4.5(a), or (c) liabilities that were incurred after the Most Recent Balance Sheet Date in the Ordinary Course that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company does not have any Liabilities (whether accrued, absolute, contingent or otherwise) required to be disclosed on a balance sheet prepared in accordance with GAAP. Set forth on Schedule 4.5(b) is a true and complete list of any and all Indebtedness of the Company.

Section 4.6 Events Subsequent to Latest Interim Financial Statements. Except as set forth in Schedule 4.6, since the Most Recent Balance Sheet Date, other than in connection with the transactions contemplated by this Agreement, the Company has conducted its business in the Ordinary Course, there has been no Material Adverse Effect, and the Company has not:

(a)               suffered any casualty, loss or damage to its assets or property (whether or not covered by insurance) that would reasonably be expected to result in a Material Adverse Effect, or suffered any material change in the amount and scope of insurance coverage with respect to the Company;

(b)               amended its Organizational Documents;

(c)               split, combined or reclassified any of its equity interests;

(d)               issued, sold or otherwise disposed of any of its equity interests, or granted any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(e)               (i) declared or paid any dividends or distributions on or in respect of any of its equity interests, other than any cash or cash equivalent dividends or distributions declared and paid in respect of any of its equity interests on or after the date of this Agreement, or (ii) redeemed, purchased or acquired, directly or indirectly, any of its equity interests; provided, however, that dividends or distributions of cash or cash equivalents to the Sellers in proportion to their Proportionate Percentage are expressly permitted to be made at any time and in any amount prior to the Closing and with the expectation that all of the cash and cash equivalents of the Company will be paid by dividend or distributed to the Sellers prior to the Closing;

(f)                announced, implemented or effected any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of one or more groups of employees of the Company;

24

(g)               increased or announced any increase in the compensation payable or benefits to be provided to any officer or employee of the Company or changed the employment terms of any employees of the Company, other than in the Ordinary Course, as required to satisfy any contractual obligations disclosed on Schedule 4.10(a) or 4.16(a), or to comply with applicable Law;

(h)               entered into, adopted, amended, modified or terminated any Plan, other than in the Ordinary Course, as required to satisfy any contractual obligations disclosed on Schedule 4.10(a) or 4.16(a), or to comply with applicable Law;

(i)                 entered into, adopted, amended, modified or terminated any insurance policies;

(j)                 entered into any lease of capital equipment or real estate involving rental in excess of $200,000 per annum;

(k)               entered into any material amendment or modification with respect to or terminated (in whole or in part) or granted any material waiver under or given any material Consent with respect to any Material Contract;

(l)                 except as required by a concurrent change to GAAP, made any material change in its accounting principles or the methods by which such principles are applied for financial accounting purposes;

(m)             changed any annual Tax accounting period, adopted or changed any method of Tax accounting, entered into any material Tax closing agreement, or settled any material Tax claim, audit or assessment, in each case, related to the Company;

(n)               prepared or filed any Tax Return inconsistent with past practice or, on any Tax Return, made any election or adopted any method of accounting inconsistent with elections made or methods used in preparing or filing its most recent Tax Returns, in each case that would materially adversely impact the Company in any taxable period (or portion thereof) beginning after the Closing Date, except in each case as otherwise required by applicable Law;

(o)               sold, leased or otherwise disposed of any assets having a value in excess of $100,000 in any individual case or $200,000 in the aggregate other than in the Ordinary Course;

(p)               incurred any Indebtedness other than intercompany Indebtedness incurred in the Ordinary Course;

(q)               mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of its properties or assets, except for Liens incurred in the Ordinary Course;

(r)                made capital expenditures or commitments therefor in excess of $200,000 in the aggregate;

(s)                commenced any Proceeding other than for the routine collection of bills, or settled or compromised or agreed to settle or compromise any pending or threatened Proceeding;

25

(t)                 acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(u)               adopted any plan of merger, consolidation, liquidation, dissolution, restructuring, recapitalization or other reorganization or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law; or

(v)               entered into any agreement to take any of the actions described in clauses (a) through (w).

Section 4.7 Tax Matters. Except as set forth in Schedule 4.7:

(a)               Filing of Returns and Payment of Taxes. All material Tax Returns required to be filed on or before the Closing Date by or with respect to the Company have (or by the Closing Date will have) been duly filed or the time for filing such Tax Returns shall have been validly extended to a date after the Closing Date. All such Tax Returns were prepared in substantial compliance with applicable law and were complete and correct in all material respects. The Company has paid all Taxes shown due on such Tax Returns.

(b)               Extensions, etc. As of the date hereof, there is no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes of the Company that remains in full force other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority that remains in force.

(c)               Audits, etc. As of the date hereof no audits or other administrative proceedings or court proceedings are presently pending with respect to any Taxes of the Company.

(d)               Withholding. All material Taxes required to be withheld by the Company have been duly and timely withheld, and such withheld Taxes have been duly and timely paid to the appropriate Governmental Entity.

(e)               Tax Liens. There are no material Tax liens upon the assets of the Company except liens for Taxes not yet due or for Taxes being contested in good faith through appropriate proceedings.

(f)                Entity Status. The Company is treated as a partnership for U.S. federal income tax purposes.

(g)               Other Jurisdictions. No written claim has been made during the past three years by a Tax authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(h)               Tax Sharing. The Company is not a party to any agreement the primary purpose of which is the indemnification of Taxes or the sharing or allocation of Tax benefits or liabilities.

26

(i)                 The representations and warranties made in this Section 4.7 (other than Section 4.7(f)) refer only to the past activities of the Company and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date.

Section 4.8 Litigation. Except as set forth in Schedule 4.8, (a) no Governmental Entity has notified in writing the Company of a pending investigation or an intention to conduct an investigation, (b) there is no Proceeding pending or, to the knowledge of Sellers, threatened against the Company and (c) there are no Orders of any Governmental Entity or arbitrator outstanding against the Company, except, in the case of each of clauses (a), (b) and (c), as would not be adverse to the Company in any material respect.

Section 4.9 Compliance with Laws. Except as set forth in Schedule 4.9, the business of the Company is not being, and, to Sellers’ knowledge, since January 1, 2015 has not been, conducted in violation of any applicable Law or Order, except for possible violations which would not reasonably be expected to result in a Material Adverse Effect. Since January 1, 2015, the Company has not received any written communication from any Governmental Entity alleging that the Company is not in compliance with any Laws, except as would not be adverse to the Company in any material respect. This Section 4.9 does not relate to Section 4.7 (Tax Matters), Section 4.10 (Employee Benefits), Section 4.18 (Environmental Matters) or Section 4.19 (Labor Matters).

Section 4.10 Employee Benefits.

(a)               Schedule 4.10(a) contains a complete and accurate list of all “employee benefit plans,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, all employment, consulting, change in control, bonus, incentive or deferred compensation, pension, retirement, profit-sharing, savings, stock option or other equity-based compensation, severance, medical, life, disability, accident, fringe benefit and other benefit plans, policies, programs, arrangements and agreements providing compensation or benefits of any kind, in each case maintained, sponsored, contributed to, or required to be contributed to by the Company, or with respect to which the Company would be reasonably likely to have any Liability following the Closing, including as the result of any ERISA Affiliate of the Company prior to the Closing or any guaranty or other contract or agreement in effect prior to the Closing (collectively, but excluding any Multiemployer Plans, the “Plans”).

(b)               The Company has provided or made available to Buyer, to the extent applicable, copies of (i) each Plan and all amendments thereto, (ii) any related trust agreement, insurance policy or other funding instrument, (iii) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS (or a copy of any pending application for a determination letter and any related correspondence from the IRS), (iv) the most recently filed Form 5500 for each Plan, (v) the most recent summary plan description for each Plan and any subsequent summaries of material modifications, (vi) any filings relating to any Plan with any Governmental Entity within the last three years, and (vii) any material correspondence between the Company and any Governmental Entity relating to any Plan within the last three years.

27

(c)               Each Plan has been established, funded, operated and administered in all material respects in accordance with its terms and with applicable Law, including ERISA and the Code, where applicable. Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or the current form of the Plan or an application for a determination letter is currently pending with the IRS, or such Plan is a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion letter, and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination or opinion letter. Except as set forth in Schedule 4.10(c), there is no pending or, to the knowledge of Sellers, threatened material legal action, suit or claim relating to the Plans (other than routine claims for benefits) nor, to the Sellers’ knowledge, is there any basis for one. The Company has not engaged in, and does not have any Liability with respect to, a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)               Neither the Company nor any ERISA Affiliate is sponsoring, contributing to, or required to contribute to, or has or has had in the past six years any material Liability with respect to, (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) any plan that is subject to Section 302 or Title IV of ERISA or Sections 412 or 430 of the Code, (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) any multiple employer plan within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. The Company will not have any Liability following the Closing as the result of any entity that was an ERISA Affiliate of the Company prior to the Closing.

(e)               Except as set forth on Schedule 4.10(e), no Plan provides current or former employees of the Company or their spouses, dependents or beneficiaries with post-employment health or welfare benefits by reason of employment with the Company, other than as mandated by Section 4980B of the Code or other applicable Law.

(f)                All Plans subject to and not exempt from Section 409A of the Code comply in all material respects in both form and operation with Section 409A of the Code and the rules and regulations thereunder. The Company has no obligation to any Person to cause any Plan subject to and not exempt from Section 409A of the Code to provide any “gross-up” or similar payment to any Person in the event any such Plan fails to be exempt from or comply with Section 409A of the Code. The Company does not sponsor, maintain or administer any arrangements that constitute split dollar life insurance arrangements.

(g)               All contributions and other remittances have been made when due with respect to each Plan or are properly accrued on the books of the Company if not yet due. All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions or payments required to be made to, any Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date. With respect to any insurance policy providing funding for benefits under any Plan, to the knowledge of Sellers, there is no material Liability of the Company in the nature of a retroactive rate adjustment or other actual or contingent material Liability, nor, to the knowledge of Sellers, would there be any such Liability if such insurance policy was terminated on the Closing Date.

28

(h)               Each Plan of the Company or any benefit plan of any ERISA Affiliate that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in compliance in all material respects with (i) the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and (ii) the applicable requirements of the Patient Protection and Affordable Care Act, as amended.

(i)                 Except as set forth on Schedule 4.10(g), (i) the execution and performance of this Agreement and the Ancillary Agreements (either alone or in connection with any other event) will not (A) constitute a stated triggering event under any Plan that will result in any payment (whether of severance or otherwise) becoming due from the Company to any current or former officer, employee, director, manager or consultant (or dependents of such Persons) of the Company or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director, manager or consultant (or the dependents of such Persons) of the Company; and (ii) no amount payable (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement or the Ancillary Agreements with respect to any employee, officer, director or manager of the Company who is a “disqualified individual” (as such term is defined in Section 1.280G-1 of the Treasury Regulations) under any Plan would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). The Company has no obligation to any Person to provide any “gross-up” or similar payment to any Person as the result of any such “excess parachute payment.”

(j)                 The Company does not maintain, contribute to or is otherwise obligated under, any benefit plan that is maintained outside of the United States of America for the benefit of employees of the Company employed outside of the United States of America, including any mandatory government or social security pension or welfare arrangement that is contributed to, but not adopted, maintained or operated, by the Company.

Section 4.11 Permits. Schedule 4.11 sets forth a true, correct and complete list of all Permits that are necessary for the Company to conduct its operations in the manner in which they are presently conducted (collectively, “Company Permits”). The Company has all Permits that are necessary for it to conduct its operations in the manner in which they are presently conducted, other than Permits the failure of which to have would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All Company Permits are in full force and effect. No event has occurred or other fact exists with respect to the Company Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Company Permits. There is not pending or, to the knowledge of Sellers, threatened, a Proceeding that challenges or questions the validity of or any rights of the holder under any Company Permit, except as would not reasonably be expected to have a Material Adverse Effect. This Section 4.11 does not relate to environmental matters, which are instead the subject of Section 4.18.

29

Section 4.12 Owned Real Property.

(a)               Schedule 4.12(a) contains a true and complete list of all real property currently owned by the Company (the “Owned Real Property”).

(b)               The Company is the fee simple owner and has good and marketable title to the Owned Real Property free and clear of any and all Liens, except (i) those Liens set forth in Schedule 4.12(b), (ii)  Liens for taxes and assessments not yet due and payable, (iii) those Liens identified in Schedule 4.12(b) as being contested in good faith by appropriate proceedings and being adequately reserved against as set forth in the Financial Statements, (iv)  non-delinquent, inchoate Liens of carriers, warehousemen, mechanics and materialmen (and any other non-delinquent inchoate similar statutory Liens) incurred in the Ordinary Course by the Company and (v) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting real property that do not materially interfere with the operation of the real property that such encumbrances affect (collectively, the “Permitted Liens”).

(c)               There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(d)               The Owned Real Property, together with easements appurtenant thereto, includes all of the real property used or held for use in connection with or otherwise required to carry on the business of the Company as conducted in the Ordinary Course.

(e)               The Company has not received written notice of a proceeding in eminent domain or other similar proceeding affecting the Owned Real Property or written notice of any property casualty losses.

Section 4.13 Leases. The Company is not a lessee of any real property. Schedule 4.13(a) contains a true and complete list of all real property leases to which the Company is a lessor (the “Leases”). The Company has made available to Buyer true and complete copies of the Leases. Except as disclosed in Schedule 4.13(a), (i) each of the Leases is in full force and effect and is enforceable against the lessee which is party thereto in accordance with its terms, and (ii) none of the Company, and to the Sellers’ knowledge, no other party, is in default under any Lease, except (x) in the case of clause (i), as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies, and (y) in the cases of clauses (i) and (ii), for such failures to be enforceable or such defaults as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.14 Personal Property; Sufficiency of Assets; Condition of Assets. Except as set forth in Schedule 4.14 and subject to the Transition Services Agreement, the Company has good title to, or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of its business (the “Tangible Property”) necessary for the conduct of the business as presently conducted by the Company. All Tangible Property owned by the Company is owned free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 4.14, the Company’s assets, properties and rights, whether tangible or intangible and including the structures, improvements and fixtures at or upon the Owned Real Property are in the possession or control of the Company are in good operating condition, subject to normal wear and tear, have no material deferred maintenance obligation and have been maintained in material compliance with all applicable warranties.

30

Section 4.15 Intellectual Property.

(a)               Schedule 4.15(a) sets forth a true and complete list, as of the date hereof, of all Company Intellectual Property. The term “Intellectual Property” means all trademarks, service marks, trade names, copyrights, trade secrets, domain names, software (other than commercially available software) and patents, including patent applications, including registrations and applications to register or renew the registration of any of the foregoing. The term “Company Intellectual Property” means Intellectual Property owned by the Company that is used or held for use in or necessary for the conduct of the business of the Company. To the knowledge of Sellers, except as set forth in Schedule 4.15(a), (i) the conduct of the business of the Company as currently conducted does not infringe on the Intellectual Property rights of any third-party, and (ii) to Sellers’ knowledge, there is no claim of any Person that challenges the rights of the Company in respect of any Intellectual Property; except, in each case, for infringements or claims that would not reasonably be expected to result in a Material Adverse Effect.

(b)               Schedule 4.15(b) sets forth a true and complete list, as of the date hereof, of all Licenses. The term “Licenses” means all material written licenses to which the Company is a party, pursuant to which (i) the Company grants any Person any royalty-bearing or exclusive right to use any of the Company Intellectual Property, or (ii) any Person or entity grants the Company the right to use Intellectual Property not owned by the Company. The Company has furnished or made available to Buyer true and correct copies of the Licenses listed in Schedule 4.15(b) (other than commercially available software). None of the Company, or, to the knowledge of Sellers, any other party thereto, is in default under any License, and each License is in full force and effect as to the Company, and to the knowledge of Sellers, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.16 Material Contracts.

(a)               Schedule 4.16(a) contains a true and complete list, as of the date hereof, of all Material Contracts. The term “Material Contracts” means all of the following types of contracts and agreements to which the Company is a party:

(i)                 all written contracts and agreements with current officers, board advisors, other employees, consultants, advisors, or sales representatives of the Company, other than (A) contracts and agreements that by their terms may be terminated or canceled by the Company with notice of not more than the greater of 120 days and the period of notice required under applicable Law, in each case, without penalty, (B) contracts and agreements relating to severance payments not in excess of $100,000 in any one case, and (C) contracts and agreements that provide for payments based solely on sales and require no minimum payments;

31

(ii)              all collective bargaining agreements or other agreements with any labor union currently representing employees of the Company;

(iii)            all mortgages, indentures, security agreements, notes, loan or credit agreements or guarantees of the Indebtedness of a third-party (other than the Company);

(iv)             any hedging arrangement;

(v)               joint venture, limited partnership, teaming agreements or profit or loss sharing agreements and agreements or commitments to make an equity investment in any Person;

(vi)             contracts, agreements and other instruments and arrangements (or group of related contracts, agreements or other instruments and arrangements) for the purchase by the Company of materials, supplies, products or services, and contracts, agreements and other instruments or arrangements (or group of related contracts, agreements or other instruments and arrangements) for the sale or provision by the Company of materials, supplies, products or services, in each case, not to be fully performed within 180 days or less and not terminable on notice of 90 days or less without penalty, and under which the amount that would reasonably be expected to be paid or received by the Company exceeds $250,000 per annum or $250,000 in the aggregate;

(vii)          all contracts, agreements and other instruments and arrangements, for the purchase by the Company of materials, supplies, products or services under which such supplier is a sole source supplier and under which the amount that would reasonably be expected to be paid by the Company exceeds $250,000 per annum or $250,000 in the aggregate;

(viii)        any lease (or group of related leases with the same Person or for the same materials, products, equipment, services or supplies) other than the Leases under which the Company is lessor or lessee and which requires the Company to make annual payments in excess of $100,000 and that is not terminable on notice of 90 days or less without penalty;

(ix)             any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition by the Company of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(x)               any agreement that (i) limits the freedom of the Company to knowingly solicit any Person or compete in any line of business or with any Person or in any area or that would so limit the freedom of the Company after the Closing, or (ii) contains exclusivity obligations or restrictions binding on the Company;

(xi)             any non-disclosure or confidentiality agreement not entered into in the Ordinary Course (other than any such agreement entered into in connection with a potential sale of the Company or the Membership Interests);

32

(xii)          stockholder agreements, voting trusts, limited liability company or operating agreements or other agreements or understandings to which the Company is a party or to which the Company is bound relating to the voting, purchase, redemption or other acquisition of any membership interests of Company;

(xiii)        any license agreement, either as licensor or licensee, involving payments of $100,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar contract or commitment involving payments of $100,000 in the aggregate or more;

(xiv)         any agreement granting exclusive rights to, or providing for the sale of, all or any portion of any rights in or to the Intellectual Property owned, maintained, or utilized by the Company which requires the Company to make annual payments in excess of $250,000;

(xv)           any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company that involves future payments of more than $100,000;

(xvi)         any agreement or commitment providing for capital expenditures in excess of $100,000 in any one year;

(xvii)      any power of attorney or similar grant of agency by the Company;

(xviii)    any agreements made by the Company with any of the customers or suppliers set forth on Schedule 4.22; and

(xix)         any contract or agreement (not otherwise required to be included in Schedule 4.16(a) pursuant to Section 4.16(a)(i)-(xviii) above) involving aggregate payments in excess of $250,000 to be made by or to the Company after the date hereof.

(b)               The Company has delivered or made available to Buyer true and complete copies of each Material Contract. Except as set forth on Schedule 4.16(b), each Material Contract is valid and binding on the Company and, to Sellers’ knowledge, each other party thereto and is in full force and effect and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies) and none of the Company or, to the knowledge of Sellers, any other party thereto, has materially breached any provision of, or materially defaulted under the terms of any such contract and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material default or breach by the Company or, to Sellers’ knowledge, constitute a material breach or default of any other party to such contract, or would permit material modification or acceleration or termination of any such contract, or result in the creation of a material Lien on any of the assets of the Company or the Membership Interests. To Sellers’ knowledge, no party to any such contract has repudiated in writing any of the terms thereof or threatened in writing to terminate, cancel or not renew such contract.

33

Section 4.17 Insurance. Schedule 4.17 sets forth a true and complete list of all of the policies of insurance carried by the Company within the three years preceding the date of this Agreement for the benefit of or in connection with the business of the Company and the applicable termination or renewal dates of such policies. Each such policy is in full force and effect and no notice of termination or cancellation of any such policy has been received by the Company. There is no breach by the Company or, to the knowledge of Sellers, by any other party of any term or condition of any policy. All policy premiums due and payable prior to the Closing have been or will be (on or prior to the Closing Date) paid up to and through the Closing.

Section 4.18 Environmental Matters.

(a)               Schedule 4.18(a) sets forth a list of all Permits that are currently required pursuant to Environmental Law for the Company to conduct its operations in the manner in which they are presently conducted (collectively, “Company Environmental Permits”).

(b)               Except as described in Schedule 4.18(b) or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(i)                 the Company is, and to the knowledge of Sellers, has been since January 1, 2015, in compliance with all Environmental Laws;

(ii)              no Governmental Entity has notified in writing the Company of a pending investigation or an intention to conduct an investigation with respect to any violation of Environmental Laws;

(iii)            there is no Proceeding pending or, to the knowledge of Sellers, threatened against the Company by any Governmental Entity with respect to any violation of Environmental Laws;

(iv)             to the knowledge of Sellers, no Release has occurred at or from any Owned Real Property and no Hazardous Substances are present in, on, or under the Owned Real Property for which the Company would reasonably be expected to be required, pursuant to Environmental Law, to conduct any cleanup or other response action;

(v)               to the knowledge of Sellers, the Company has not received any written notice, or request for information regarding any liability under Environmental Laws with regard to the presence of Hazardous Substances at any Owned Real Property or at any third-party facility at which the Company disposed of, arranged for or permitted the disposal of, any Hazardous Substances; and

(vi)                         (A) the Company is, and to the knowledge of Sellers, has been since January 1, 2015, in compliance with all Company Environmental Permits, (B) all Company Environmental Permits are in full force and effect, (C) to the knowledge of Sellers, no event has occurred or other fact exists with respect to the Company Environmental Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Company Environmental Permits and (D) there is not pending or, to the knowledge of Sellers, threatened, a Proceeding that challenges or questions the validity of or any rights of the holder under any Company Environmental Permit.

34

(c)               Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties made in this Section 4.18 and Section 4.11 contain the sole and exclusive representations and warranties of the Company relating to Environmental Laws and environmental matters.

Section 4.19 Labor Matters.

(a)               As of the date hereof, the Company is a party to the collective bargaining agreements set forth in Schedule 4.19(a).

(b)               Except as set forth in Schedule 4.19(b), (a) there is no labor strike, material labor dispute, or concerted work stoppage currently pending or, to the knowledge of Sellers, threatened, and, since the Most Recent Balance Sheet Date, the Company has not experienced any labor strike or material concerted labor dispute and (b) the Company has complied with all applicable labor and employment Laws, including under ERISA and the Code, in connection with the employment of its employees (including correct classification of all individuals who perform services for the Company for all purposes), except for any failure to comply that would not reasonably be expected to result in a Material Adverse Effect.

Section 4.20 Affiliate Transactions. Schedule 4.20 sets forth a list of all services provided by Sellers or any Affiliate of Sellers (other than the Company) to the Company. Except as set forth in Schedule 4.20, (i) none of the Company or its officers, managers, board advisors or members are party to any agreement with Sellers or any Affiliate of Sellers (other than the Company) and (ii) Sellers do not have any interest in any of assets or property owned by the Company or used in the conduct of the Company’s businesses and, without prejudice to the generality of the foregoing, no Indebtedness (actual or contingent) is outstanding between the Company, on the one hand, and Sellers or an Affiliate of Sellers (other than the Company) on the other hand.

Section 4.21 Accounts Receivable. The accounts receivable of the Company reflected in the Financial Statements and such additional accounts receivable as are reflected on the books of the Company on the date hereof (a) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims, and (b) have not been assigned or pledged to any Person. Schedule 4.21 sets forth all accounts receivable (including the account receivable debtor) that have been outstanding for more than 120 days.

Section 4.22 Customers and Suppliers. Schedule 4.22 sets forth the 10 largest suppliers (in terms of dollars spent by the Company) and the 10 largest customers (in terms of dollars billed by the Company) of the Company during the calendar year 2016 and from January 1, 2017 to the date hereof, together with the dollar amount of goods purchased by the Company from each such supplier and the dollar amount billed by the Company to each customer during each such period (the “Major Business Partners”). Except as otherwise set forth in Schedule 4.22, the Company maintains good relations with its respective Major Business Partners, and no such party has canceled, terminated or materially modified or, to the knowledge of Sellers, made any threat in writing to cancel, terminate or otherwise materially modify its relationship with or to decrease its services or supplies to or its direct or indirect purchase or usage of the products or services of the Company. No material rebates (volume or otherwise), discounts or benefits are due, accruing due or payable to any customer of the Company except in the Ordinary Course. Except as set forth on Schedule 4.22, no supplier of the Company is a sole source supplier, nor during the last 12 months, has the Company been dependent upon any one supplier for more than 10% by value of its purchases.

35

Section 4.23 Inventory. All of the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage and damage. All items included in the Inventory are the property of Sellers, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Entities.

Section 4.24 Bank and Brokerage Accounts. Schedule 4.24 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

Section 4.25 No Powers of Attorney. Except as set forth in Schedule 4.25, the Company does not have any powers of attorney or comparable delegations of authority outstanding.

Section 4.26 Certain Business Practices. Neither the Company nor, to the Sellers’ knowledge, any of its directors, officers, agents, employees or any other Persons acting on the Company’s behalf has, in connection with the operation of its businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

Section 4.27 Brokers and Finders. Other than Guggenheim Securities, LLC, the Company has not employed any broker or finder in connection with the transactions contemplated herein so as to give rise to any claim against Buyer or the Company for any brokerage or finder’s commission, fee or similar compensation.

36

Article V
REPRESENTATIONS AND WARRANTIES
OF BUYER AND MERGER SUB

Except as otherwise indicated on the Schedules, each of Buyer and Merger Sub represents and warrants to Sellers as follows:

Section 5.1 Organization. Each of Buyer and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization, etc. Each of Buyer and Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer and Merger Sub. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and/or Merger Sub (as applicable) and constitute (assuming due authorization, execution and delivery by Sellers with respect to the Agreement and the Ancillary Agreements to which they are parties) the legal, valid and binding obligations of Buyer and/or Merger Sub enforceable against Buyer and/or Merger Sub in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

Section 5.3 Conflicts, Consents.

(a)               Conflicts. The execution and delivery by Buyer and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of (i) the Organizational Documents of Buyer or Merger Sub, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which Buyer and/or Merger Sub is a party or by which it may be bound, or (iii) any Law or Order applicable to Buyer and/or Merger Sub, other than, in the case of clause (ii), any conflicts, violations or defaults that would not reasonably be expected to have a material adverse effect on the ability of Buyer and/or Merger Sub to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

37

(b)               Consents. Except as may be required under the HSR Act, no Consent of or with any Governmental Entity or third Person is required to be obtained by Buyer and/or Merger Sub in connection with the execution and delivery by Buyer and Merger Sub of this Agreement or the Ancillary Agreements to which it is a party, or the consummation by Buyer and Merger Sub of the transactions contemplated hereby or thereby.

Section 5.4 Litigation. There is no Proceeding pending or, to Buyer’s knowledge, threatened against Buyer and/or Merger Sub that would have a material adverse effect on the ability of Buyer and/or Merger Sub to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.5 Purchase for Investment. Pursuant to the Transaction, Buyer is, in effect, acquiring the Membership Interests for its own account for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended.

Section 5.6 Sufficient Funds. At the Closing, Buyer will provide Merger Sub with sufficient funds to consummate the transactions contemplated hereby and to pay (i) the Cash Consideration Amount, and (ii) all fees and expenses related to the transactions contemplated by this Agreement with respect to which Buyer or any of its Affiliates are responsible.

Section 5.7 Brokers and Finders. Neither Buyer nor any of its Affiliates have employed any broker or finder in connection with the transactions contemplated herein so as to give rise to any claim against Sellers or the Company for any brokerage or finder’s commission, fee or similar compensation.

Section 5.8 Inspections; No Other Representations. Each of Buyer and Merger Sub is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder. Each of Buyer and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party. Each of Buyer and Merger Sub acknowledges that Sellers and the Company have given Buyer and Merger Sub access to the key employees, documents and facilities of the Company. Each of Buyer and Merger Sub will undertake prior to the Closing such further investigation and request such additional documents and information as it deems necessary. Without limiting the generality of the foregoing, each of Buyer and Merger Sub acknowledges that neither Seller has made or makes any representation or warranty, either expressed or implied, except as exclusively set forth in this Agreement, the Ancillary Agreements or any certificates delivered pursuant to this Agreement or the Ancillary Agreements including without limitation, with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer or Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company or (b) any other information or documents made available to Buyer or Merger Sub or their counsel, accountants or advisors with respect to the Company or its respective businesses or operations, except as expressly set forth in this Agreement or the Ancillary Agreements.

38

Article VI
COVENANTS

Section 6.1 Board Advisors and Officers.

(a)               From, and for a period of six years following, the Closing Date, Buyer shall, or shall cause the Surviving Company to, indemnify and hold harmless each present and former board advisor and officer of the Company and the Surviving Company (each, a “Company Indemnified Party”, collectively, the “Company Indemnified Parties”), who was or is a party or is threatened to be made a party to any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such Company Indemnified Party is or was a board advisor, officer, employee or agent of the Company or Surviving Company, against any and all costs or expenses (including, without limitation, travel expenses and reasonable attorneys’ fees), judgments, fines, losses, claims, damages, Liabilities and amounts paid in defense or settlement or otherwise arising out of or pertaining to any facts or events existing or occurring at or prior to the Closing Date to the extent permitted as of the date hereof by applicable Law and by the Organizational Documents of the Surviving Company. Buyer shall, or shall cause the Surviving Company to, advance expenses to a Company Indemnified Party, as incurred, to the extent such advances are permitted as of the date hereof by applicable Law and by the Organizational Documents of the Surviving Company; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Company Indemnified Parties shall promptly notify Buyer and the Surviving Company thereof, (ii) any counsel retained by the Company Indemnified Parties for any period after the Closing Date shall be subject to the consent of Buyer and the Surviving Company (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) none of Buyer and the Surviving Company shall be obligated to pay for more than one firm of counsel for all Company Indemnified Parties, except to the extent that (A) a Company Indemnified Party has been advised by counsel that there are conflicting interests between it and any other Company Indemnified Party or (B) local counsel, in addition to such other counsel, is required to effectively defend against such action or proceedings, and (iv) neither Buyer nor the Surviving Company shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Neither Buyer nor the Surviving Company shall have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b)               If Buyer or the Surviving Company or any of their successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Buyer or the Surviving Company shall assume all of the obligations set forth in Section 6.1(a).

39

(c)               Prior to the Closing Date, the Company shall purchase a single tail insurance policy covering each Person currently covered by the Company’s “directors and officers” insurance policy, with respect to matters or circumstances occurring at or prior to the Closing Date. All amounts paid or payable by the Company pursuant to this Section 6.1 shall be treated as a Transaction Related Expense of the Company for purposes of this Agreement.

Section 6.2 Tax Matters.

(a)               After the Closing Date, the Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all federal income Tax Returns of the Company (and all state and local income Tax Returns for jurisdictions where the Company is treated as a partnership for income Tax purposes) for periods ending on or before the Closing Date. Buyer shall, and shall cause the Company to, provide to Sellers’ Representative such cooperation and information as may be reasonably requested in connection with the filing of any such Tax Return or in conducting any audit, litigation or other proceeding with respect thereto.

(b)               Buyer shall prepare and file as required by applicable Law with the appropriate Governmental Entity (or cause to be prepared and filed) in a timely manner all Tax Returns of the Company, other than those described in Section 6.2(a), that are required to be filed after the Closing Date. Buyer shall prepare any such Tax Returns relating to Taxes for which Sellers may have an indemnification obligation to Buyer under this Agreement or where the Company is treated as a partnership for income Tax purposes consistent with Sellers’ and the Company’s recent past practices, except as otherwise required by applicable Law, and make any Tax Returns relating to Taxes for which Sellers may have an indemnification obligation under this Agreement or where the Company is treated as a partnership for income Tax purposes available for review by Sellers’ Representative no later than 30 days prior to the due date for filing such Tax Returns to provide Sellers’ Representative with a meaningful opportunity to analyze and comment on such Tax Returns and for such Tax Returns to be modified, as appropriate, before filing. Buyer will consider any comments of Sellers’ Representative relating to Tax Returns described in the preceding sentence. In the event of any disagreement between Buyer and Sellers’ Representative relating to any such Tax Returns, such disagreement shall be resolved by an Accounting Referee, and any such determination by the Accounting Referee shall be final. The fees and expenses of the Accounting Referee shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. Subject to the limitations set forth in Article IX, each Seller shall pay to Buyer its Proportionate Percentage of the Indemnified Taxes with respect to any Tax Return subject to this Section 6.2(b) no later than five calendar days before the due date for such Tax Return. Notwithstanding anything to the contrary contained in this Agreement, if the Promissory Notes are issued, (i) the Company shall not allocate to Sellers any item of net or gross income, gain, loss, expense or deduction of the Company that accrues after the Closing Date and (ii) in determining each Seller’s allocable share of taxable income of the Company for the portion of the Company’s current taxable year ending on the Closing Date, the Company shall utilize the interim closing method and the calendar day convention pursuant to Treasury Regulation Section 1.706-4.

40

(c)               After the Closing, Buyer and its Affiliates shall not amend any Tax Return of the Company that could affect the Tax liability of Sellers or increase any indemnification obligation of Sellers pursuant to this Agreement, without Sellers’ Representative’s consent, such consent not to be unreasonably withheld in the case of non-income Tax Returns.

(d)               Buyer covenants that without obtaining the prior written consent of Sellers’ Representative, it will not, and will not cause or permit the Company to, take any action on the Closing Date after the Closing other than in the Ordinary Course that could reasonably be expected to give rise to any liability for Taxes of Sellers or any indemnification obligation of Sellers.

(e)               Buyer and Sellers shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided, that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

(f)                All refunds (or credits in lieu of refunds) of Taxes (including interest actually received thereon from a relevant taxing authority) paid prior to the Closing, or for which Sellers have provided indemnification pursuant to this Agreement shall be for the account of Sellers, and Buyer shall promptly pay such amounts, less Buyer’s reasonable out-of-pocket expenses, including professional fees, incurred in connection with obtaining any such refund or credit and less any Taxes incurred by Buyer, its Affiliates or the Company in connection with the receipt of any such refund, credit or interest, to Sellers if such refunds or credits are utilized or received by Buyer or the Company.

(g)               Buyer shall be liable for all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) (“Transfer Taxes”). Buyer shall file all Tax Returns relating to Transfer Taxes.

(h)               The Company shall elect pursuant to Section 754 of the Code to adjust the basis of the Company’s property.

Section 6.3 Employee Benefits.

(a)               Buyer shall, or shall cause the Surviving Company to, provide each employee of the Company immediately prior to the Closing Date who continues in the employment of Buyer or any of its Subsidiaries (including the Surviving Company) on or following the Closing Date (each, a “Company Employee”) with compensation and benefits that are not less favorable than such Company Employee’s compensation and benefits as in effect immediately prior to the Closing. In addition, Buyer shall offer to enter into an employment agreement with each Key Company Employee, which employment agreement shall be based on Buyer’s standard form of employment agreement for management personnel, shall be effective as of the Closing, and shall provide that if Buyer or the Surviving Company (x) reduces such Key Company Employee’s base

41

salary within one year following the Closing Date, (y) requires such Key Company Employee to relocate within one year following the Closing Date, or (z) terminates such Key Company Employee within one year from the Closing Date for any reason other than for Cause, then Buyer or the Surviving Company shall pay to such Key Company Employee severance in an amount equal to such Key Company Employee’s annual base salary as in effect immediately prior to the Closing; provided that Buyer, in its sole discretion, may elect not to offer such an employment agreement to any particular Key Company Employee if Buyer instead terminates the employment of such Key Company Employee within five days following the Closing Date and pays to such Key Company Employee severance in an amount equal to such Key Company Employee’s annual base salary as in effect immediately prior to the Closing; and provided further that any such severance payment shall be payable in one lump sum, less applicable withholding Taxes, within thirty (30) days following the applicable termination of employment (but in all events in the later calendar year if such 30-day payment period spans two calendar years). In order for a Key Company Employee to receive any severance payment contemplated by the immediately preceding sentence, the Key Company Employee must execute a reasonable and customary release of claims agreement in favor of the Surviving Company, Sellers, Buyer, their respective Affiliates, and all of their respective officers, employees, directors, parents and Affiliates; provided that in no event shall such release of claims agreement contain any (or any increased, whether in scope or duration) restrictive covenant, similar obligation, or other post-termination requirement.

(b)               The Company shall be responsible for giving notice of the transactions contemplated by this Agreement to any labor union or labor organization that is party to any collective bargaining contract with the Company prior to the Closing Date and shall engage in any “effects” bargaining with such labor union or labor organization, if and to the extent required by applicable Law.

(c)               With respect to each employee benefit plan maintained by Buyer or its Subsidiaries in which a Company Employee becomes a participant, Buyer shall, or shall cause the Surviving Company to, fully credit each participating Company Employee for all purposes under such employee benefit plan for such Company Employee’s service with the Company prior to the Closing Date; provided, that no such service credit need be given for purposes of benefit accruals under any defined benefit pension plan or where such credit would result in a duplication of benefits.

(d)               With respect to each employee benefit plan in which any Company Employee becomes a participant, Buyer shall, or shall cause the Surviving Company to, (i) fully credit each participating Company Employee for any coinsurance, copayments and deductibles paid and for amounts paid toward any out-of-pocket maximums under any similar or comparable Plan prior to the date the Company Employee becomes a participant in such employee benefit plan with respect to the calendar year in which such participation commences and (ii) waive all limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements applicable to such Company Employees.

(e)               Buyer shall not and shall cause the Surviving Company not to take any action following the Closing that could result in Liability to Sellers under the Worker Adjustment and Retraining Notification Act or any similar or comparable Law.

42

(f)                From and after the Closing, Buyer and the “buying group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) of which it is a part shall be solely responsible for providing COBRA continuation coverage pursuant to (i) Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transactions contemplated by this Agreement (the “M&A Qualified Beneficiaries”), and (ii) Title III of Division B of the American Recovery and Reinvestment Act of 2009, as amended, and all guidance promulgated thereunder, to the extent applicable with respect to the M&A Qualified Beneficiaries.

(g)               Nothing in this Section 6.3 shall (i) create any third-party beneficiary rights in any Person, including any Company Employee (and any beneficiary or dependent thereof); (ii) obligate the Surviving Company, Buyer, Sellers or any of their respective Affiliates to retain the employment of any particular employee; or (iii) be deemed to modify, amend, terminate or otherwise affect any employee benefit plan, program, contract, agreement, policy or arrangement, including any Plan.

Section 6.4 Use of Names.

(a)               As soon as reasonably practicable but in no event later than six months following the Closing Date, Sellers shall, and shall cause their respective Affiliates to (i) cease to use the name “Illinois Corn Processing, LLC” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Buyer Subject Marks”) and (ii) remove, strike over or otherwise obliterate all Buyer Subject Marks from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

(b)               As soon as reasonably practicable but in no event later than six months following the Closing Date, Buyer shall, and shall cause its Affiliates to (i) cease to use the name “SEACOR”, “MGP” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Sellers Subject Marks”) and (ii) remove, strike over or otherwise obliterate all Sellers Subject Marks from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

Section 6.5 Confidential Information; Access to Information.

(a)               Confidential Information.

(i)                 Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold in confidence, pursuant and subject to the terms of the Confidentiality Agreement, all confidential documents and information concerning the Company furnished to, or prepared by, Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.

43

(ii)              For a period of two years following the Closing Date, Sellers agree to, and shall instruct Sellers’ agents, representatives and Affiliates to, treat and hold as confidential, and not disclose, furnish, disseminate, publish, or make available, any Confidential Information of the Company possessed by or known to Sellers, whether procured before or after the Closing Date. Either Seller may disclose any such Confidential Information to such Seller’s representatives and agents as may be reasonably necessary in order to enable such Seller to carry out the provisions of this Agreement; provided, that before any such disclosure, such Seller shall make those representatives and agents aware of such Seller’s obligations of confidentiality under this Agreement and shall be responsible for any non-compliance by, those representatives or agents with such confidentiality obligations.

(A) Notwithstanding the foregoing, Sellers shall be permitted to disclose any and all Confidential Information (1) to prepare the Sellers’ annual and interim financial statements, (2) to comply with reporting, disclosure, filing or other requirements imposed on the Sellers (including under applicable securities and Tax Laws) by a Governmental Entity having jurisdiction over the Sellers or (3) for use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements.

(B)       Sellers specifically acknowledge (1) that the Confidential Information of the Company derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, (2) that reasonable efforts have been made by the Company prior to Closing to maintain the secrecy of such information and (3) upon Closing, such information is the sole property of the Company and Buyer.

(C)       In the event that Sellers or anyone to whom Sellers disclosed any Confidential Information shall be legally compelled or required by any Governmental Entity to disclose any Confidential Information of the Company, Sellers agree, except as may be prohibited by Law, to promptly provide written notice to Buyer to enable Buyer, at Buyer’s cost and expense, to seek a protective order, in camera process or other appropriate remedy to avoid public or third-party disclosure of such Confidential Information. In the event that such protective order or other remedy is not obtained, Sellers shall furnish only so much of such Confidential Information as it is legally compelled to disclose (upon advice of such Seller’s legal counsel) and shall exercise Sellers’ commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information. Such Confidential Information shall otherwise remain subject to the provision of this Section 6.5. Sellers shall cooperate with and assist Buyer in seeking any protective order or other relief requested pursuant to this Section 6.5.

44

(iii)            The parties hereto hereby agree that, notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement is hereby terminated in its entirety effective immediately upon the Closing.

(b)               Access to Information.

(i)                 Prior to the Closing, subject to the restrictions set forth in the Confidentiality Agreement, and to the extent permitted by applicable Law, the Company shall permit Buyer and its representatives after the date of execution of this Agreement to have reasonable access, during regular business hours, to the properties, books and records in its possession or control relating to the Company as Buyer may reasonably request; provided, that Buyer shall not be entitled to any such access to any Owned Real Property for the purposes of conducting any environmental audit or assessment without the prior written consent of the Company and Sellers and in no event shall Buyer be allowed to conduct any intrusive soil or groundwater sampling or investigation. All information provided or obtained pursuant to the foregoing shall be held by Buyer in accordance with and subject to the terms of the Confidentiality Agreement. Buyer hereby agrees that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents and other information relating to the Company and Sellers provided to Buyer or its Affiliates or any of their respective advisers or employees pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Sellers’ sole discretion (A) cause significant competitive harm to Sellers, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated, (B) jeopardize any attorney-client or other privilege or (C) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(ii)              For a period of three years following the Closing Date or, in the case of Taxes, until the expiration of the relevant statute of limitations:

(A)       Buyer, agrees to use reasonable efforts to provide, or cause to be provided, to Sellers, as soon as reasonably practicable after written request therefor, any information in the possession or under the control of the Buyer which Sellers reasonably need (1) to prepare Sellers’ annual and interim financial statements, (2) to comply with reporting, disclosure, filing or other requirements imposed on Sellers (including under applicable securities and Tax Laws) by a Governmental Entity having jurisdiction over Sellers or (3) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements.

(B)       Without limiting the generality of the foregoing, the Buyer Group shall use reasonable efforts to cooperate with Sellers’ information requests to enable (1) Sellers to meet their respective timetables for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and (2) Sellers’ respective auditors to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable, the audit of Sellers’ internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes Oxley Act of 2002 and the Securities and Exchange Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder. Buyer acknowledges that Holdings is a “large accelerated filer” and MGP is an “accelerated filer,” each as defined in Rule 12b-2(b) promulgated under the Securities Exchange Act of 1934, as amended.

45

(C)       The Buyer Group agrees to use commercially reasonable efforts to retain all such information in its possession or control in accordance with its ordinary course practices.

Section 6.6 Conduct of the Company. Except (a) as set forth in Schedule 6.6, (b) for entering into and performing this Agreement or any of the Ancillary Agreements, (c) for the effect of the consummation of the transactions contemplated hereby, (d) as contemplated by the Company’s budget heretofore made available to Buyer, or (e) as otherwise consented to by Buyer in writing, such consent not to be unreasonably withheld, conditioned or delayed, from the date hereof until the Closing or the earlier termination of this Agreement in accordance with Section 10.1, the Company shall (i) conduct its business in the ordinary course in substantially the same manner in which it previously has been conducted, (ii) not take any action that would, if it occurred prior to the date hereof, have been required to be disclosed pursuant to Section 4.6 (provided, however, that, for the avoidance of doubt, dividends or distributions of cash and cash equivalents to the Sellers in proportion to their Proportionate Percentage are expressly permitted to be made at any time and in any amount prior to the Closing and with the expectation that all of the cash and cash equivalents of the Company will be paid by dividend or distributed to the Sellers prior to the Closing, provided, further, that the Sellers’ Representative shall promptly notify Buyer of the declaration or payment of any such dividends or distributions) and (iii) not enter into any contract or agreement that would have been a Material Contract had such contract or agreement been in effect on the date of this Agreement.

Section 6.7 Further Action; Reasonable Best Efforts; Regulatory Approvals.

(a)               Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transaction, including, without limitation, using its reasonable best efforts to: (i) cause the conditions to the Transaction set forth in Article VII to be satisfied; (ii) obtain all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Entities (“Governmental Approvals”) including, without limitation, any Governmental Approval from the EPA with respect to the EPA Registration Update; and (iii) obtain all consents, approvals or waivers from parties to contracts with the Company as are necessary for the consummation of the Transaction.

46

(b)               (i) As of the date of this Agreement and based on information currently available to Buyer, Buyer’s HSR Person has determined that neither the Transaction’s “acquisition price” (as determined under the HSR Act) (“HSR Acquisition Price”), to the extent determined, nor the Transaction’s “fair market value” (as determined under the HSR Act) (“HSR FMV”), exceeds $80,800,000. Sellers shall cause the Company to provide Buyer subsequent to each month-end prior to the Closing a true and complete copy of the unaudited balance sheet of the Company at such month-end promptly after the same becomes available (each, a “Monthly Balance Sheet”).

(ii) In the event that at or prior to the Closing Buyer’s HSR Person redetermines HSR Acquisition Price or HSR FMV (in either case solely on account of a Monthly Balance Sheet provided by Company under clause (i) above) to exceed $80,800,000, then, Buyer shall promptly so notify the Sellers’ Representative; and, in that event, as promptly as practicable after the date of such notice (but in no event later than ten (10) Business Days after the date of such notice), Buyer shall cause Buyer’s HSR Person, and Sellers’ Representative shall cause the Company’s HSR Person, to prepare and file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notifications required of such respective HSR Person under the HSR Act in connection with the Transaction; and such notifications shall include a request for early termination of the HSR Act waiting period(s) relating thereto. The applicable filing fee(s) for such notifications shall be paid as provided in Section 11.1.

(c)               Each party shall: (i) reasonably cooperate with the other in connection with the preparation, if applicable pursuant to Section 6.7(b), of the applicable notifications and the review thereof by the FTC and the DOJ; (ii) promptly inform the other of any communication to or from the FTC, the DOJ or any other Governmental Entity regarding the transactions contemplated by this Agreement; (iii) give the other prompt notice of the commencement of any investigation, litigation or other proceeding, whether judicial, administrative or otherwise, by or before any Governmental Entity with respect to the Transaction; (iv) keep the other party (if not also a party to such investigation, litigation or other proceeding) reasonably informed as to the status of any such investigation, litigation or other proceeding; and (v) take, or cause to be taken, all other reasonable actions and do, or cause to be done, all other reasonable things necessary, proper or advisable to consummate and make effective the Transaction, including such reasonable action as may be necessary to resolve such objections, if any, that any Governmental Entity may assert with respect to the Transaction, and, subject to Section 6.7(d) below, to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Transaction so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Closing Date). Each party shall use its reasonable best efforts to respond as promptly as practicable with any request for additional information or documentary material issued by a Governmental Entity in connection with the transactions contemplated by this Agreement (a “Second Request”) and to certify substantial compliance with any Second Request as promptly as practicable after the date of issuance of such Second Request.

(d)               Notwithstanding anything to the contrary in this Section 6.7, no party to this Agreement, nor any Affiliate of any such party, shall be required to: (i) license, divest, dispose of or hold separate any assets or businesses; (ii) take or commit to take any other action that limits its freedom of action with respect to any assets or businesses that, in the reasonable opinion of such party, would be adverse to such party in any material respect; or (iii) pay more than de minimis amounts (whether characterized as fees, penalties or other consideration) in connection with seeking or obtaining such consents, approvals, waivers and authorizations as may be necessary or appropriate to complete the Transaction under applicable Laws (including antitrust Laws) or contracts (including the Material Contracts), excluding, however, any mandatory filing fees and reasonable and customary costs and expenses associated with the seeking of Governmental Approvals.

47

(e)               In the event that notifications shall be required under the HSR Act in accordance with subsection (b) above and any related HSR waiting period(s) would expire within two Business Days prior to the “End Date” that would apply in the absence of such waiting period(s), or would expire on or at any time after that “End Date”, then the “End Date” that otherwise would apply shall be extended to the earlier of: (i) the third Business Day after the date on which all waiting periods applicable to the consummation of the Transaction under the HSR Act have expired or been terminated; and (ii) the HSR Date.

Section 6.8 Publicity. Except for any disclosure made by either of the Sellers or Pacific Ethanol, Inc., the corporate parent of Buyer, pursuant to reports filed under the Securities Exchange Act of 1934, as amended, or as required by applicable Law, Buyer shall not, directly or indirectly, make or cause to be made any public announcement or issue any notice in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Sellers and the Company, and Sellers and the Company shall not, directly or indirectly, make or cause to be made any such public announcement or issue any notice without the prior written consent of Buyer. The Company, Sellers and Buyer shall consult with each other prior to issuing any press releases or otherwise making public statements, other than any disclosure contemplated by the previous sentence, with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto and shall agree to the form of any such press release or filings to be issued in connection with the execution of this Agreement.

Section 6.9 Contact with Customers, Suppliers and Other Third Parties. From the date hereof to the Closing or the earlier termination of this Agreement in accordance with Section 10.1, Buyer (and all of its agents, representatives and Affiliates and any employees, directors and officers thereof) shall not contact or communicate with the employees, other than those employees listed on Schedule 6.9, customers, suppliers and licensors of the Company in connection with the transactions contemplated hereby without the prior written consent of Sellers, which consent shall not be unreasonably withheld, provided that such consent may be conditioned upon officers of the Company, Sellers or other representatives of Sellers being present at any such meeting or conference.

Section 6.10 Financing. Buyer shall use its, and shall cause its Affiliates to use their, commercially reasonable best efforts to secure financing from a financial institution as soon as practicable in an amount necessary to (i) consummate the transactions contemplated by this Agreement at the Closing without the issuance of the Promissory Notes as contemplated by Section 1.6(g) and (ii) if such financing is not secured prior to the Closing, to prepay the Promissory Notes as soon as practicable thereafter (the “Financing”).

48

Section 6.11 Financing Cooperation. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Closing Date, the Company and Sellers shall, at Buyer’s sole expense, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Buyer. Such cooperation by the Company and Sellers shall include, at the reasonable request of Buyer:

(a)       agreeing to enter into such agreements, and to use its commercially reasonable efforts to deliver such officer’s certificates of the Company, as are reasonably required and customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements as may be reasonably requested;

(b)       providing to Buyer’s Financing sources financial and other information relevant to Buyer’s Financing in the Company’s or Sellers’ possession or that is reasonably available or that the Company prior to the date hereof in the ordinary course of business would have produced (and in accordance with the timeframe in which such information would have been produced) (including audited and unaudited financial statements as of and for periods both before and after the date hereof, provided that such financial statements shall be provided in a manner as is consistent with the Company’s existing practices), assisting in the preparation of any pro forma financial information or projections, making the Company’s senior officers available at reasonable times and for a reasonable number of meetings to assist Buyer’s Financing sources; provided that the Company’s senior officers shall be required to participate in no more than one marketing session and one due diligence session;

(c)       assisting Buyer and its counsel with information required for customary legal opinions required to be delivered in connection therewith and cooperating in obtaining any necessary valuations; and

(d)       furnishing all documentation and other information about the Company that the potential Financing sources have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

Section 6.12 Market Standoff. Each Seller hereby agrees that it will not, for a period beginning on the date hereof and ending on the Closing Date or the date this Agreement is terminated pursuant to Section 10.1, without the prior written consent of Buyer, directly or indirectly purchase, offer to purchase, contract to purchase, sell, offer to sell, assign, transfer, pledge, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise acquire, transfer or dispose of any shares of Pacific Ethanol Common Stock or any securities convertible into or exercisable or exchangeable for Pacific Ethanol Common Stock.

Section 6.13 Continuing Contract. From and after the date hereof, Sellers shall use commercially reasonable efforts to (i) cause the Company to maintain in full force and effect each of the agreements listed on Schedule 6.13 and (ii) cause the Company not to, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, terminate or amend any such agreements.

49

Section 6.14 Buyer Guarantee.

(a)               Buyer hereby irrevocably, absolutely and unconditionally guarantees (as the primary obligor and not merely as surety) to the Sellers the prompt and full discharge by the Merger Sub of each of the Merger Sub’s covenants, agreements, obligations and liabilities under this Agreement (collectively, the “Merger Sub Obligations”), in accordance with the terms hereof. The Buyer acknowledges and agrees that, with respect to all the Merger Sub Obligations to pay money pursuant to this Agreement, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Merger Sub. For the avoidance of doubt, the Merger Sub Obligations that are guaranteed by Buyer under this Agreement do not include any of Merger Sub’s covenants, agreements, obligations or liabilities under the Promissory Notes and nothing contained in this Agreement shall be construed to expand Buyer’s limited recourse guarantee of Merger Sub’s covenants, agreements, obligations and liabilities under the Promissory Notes pursuant to the terms thereof.

(b)               Buyer hereby irrevocably, absolutely and unconditionally guarantees (as the primary obligor and not merely as surety) to the Sellers the prompt and full discharge by the Surviving Company of its covenants, agreements, obligations and liabilities under this Agreement (collectively, the “Surviving Company Obligations”), in accordance with the terms hereof. The Buyer acknowledges and agrees that, with respect to all the Surviving Company Obligations to pay money pursuant to this Agreement, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Surviving Company. For the avoidance of doubt, the Surviving Company Obligations that are guaranteed by Buyer under this Agreement do not include any of the Surviving Company’s covenants, agreements, obligations or liabilities under the Promissory Notes and nothing contained in this Agreement shall be construed to expand Buyer’s limited recourse guarantee of the Surviving Company’s covenants, agreements, obligations and liabilities under the Promissory Notes pursuant to the terms thereof.

Section 6.15 Surety Bonds. With respect to each surety bond set forth on Schedule 6.15 (each, a “Surety Bond”), Buyer shall use its commercially reasonable efforts to, as of the Closing, (i) replace such Surety Bond or (ii) obtain the agreement of the issuer of such Surety Bond to accept indemnification by Buyer in place of the indemnification by SEACOR Holdings, Inc. in respect thereof.

Article VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

(a)               Each of the representations and warranties of Sellers contained in Article III shall be true and correct in all material respects as of the Closing Date as if made at and as of such date (except for those representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such respective specific date), with the same effect as though those representations and warranties had been made on and as of the Closing Date; and each of the covenants and agreements of Sellers to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

50

(b)               Each of the representations and warranties of Sellers as to the Company contained in Article IV shall (i) in the case of those representations and warranties that are qualified by Material Adverse Effect, be true and correct in all respects as of the Closing Date as if made at and as of such date (except for those representations and warranties that are made as of a specific date, which representations shall be true and correct at and as of such respective specific date) and (ii) in the case of those representations and warranties that are not qualified by Material Adverse Effect, be true and correct in all material respects as of the Closing Date as if made at and as of such date (except for those representations and warranties that are made as of a specific date, which representations shall be true at and as of such respective specific date); and each of the covenants and agreements of Sellers and the Company to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c)               Each of the deliverables set forth in Section 1.6(e) shall have been delivered or paid, as the case may be, by Sellers.

(d)               Since the Most Recent Balance Sheet Date, there shall not have been a Material Adverse Effect.

(e)               Buyer shall have been furnished with a certificate executed by an authorized officer of the Sellers’ Representative, dated as of the Closing Date, certifying that the conditions contained in Sections 7.1(a), 7.1(b) and 7.1(d) have been fulfilled.

(f)                Buyer shall have received confirmation, whether in written, oral or electronic form, that the EPA has either approved or pre-approved the EPA Registration Update.

(g)               Buyer shall have received a written commitment (which commitment shall be unconditional except for payment of the premium, the amount of which shall not be taken into account for purposes of interpreting this condition) from the Title Company to, upon Closing, issue to the Surviving Company a 2006 ALTA extended coverage Owner’s Title Insurance Policy consistent in all material respects with that certain Pro Forma Policy issued by Title Company on June 23, 2017, Policy Number 2010-C25259888-CWF, including the endorsements identified therein and subject no new additional exceptions other than Permitted Liens.

(h)               Buyer shall have received evidence reasonably satisfactory to it that any security interests in or liens on the assets of the Company granted to Wells Fargo Bank, N.A. or any of its Affiliates in connection any credit facility with MGP Ingredients, Inc. or any of its Affiliates has been terminated and released.

Section 7.2 Conditions to the Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Sellers on or prior to the Closing Date of each of the following conditions:

51

(a)               Each of the representations and warranties of Buyer and Merger Sub contained in Article V shall be true and correct in all material respects as of the Closing Date as if made at and on such date (except for those representations and warranties that are made at a specific date, which representations and warranties shall be true and correct at and as of such respective specific date), with the same effect as though those representations and warranties had been made on and as of the Closing Date; and each of the covenants and agreements of Buyer and Merger Sub to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(b)               Each of the deliverables set forth in Section 1.6(f) shall have been delivered or paid, as the case may be.

(c)               Sellers shall have been furnished with a certificate executed by an authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions contained in Section 7.2(a) have been fulfilled.

(d)               SEACOR Holdings, Inc. and its Affiliates (other than the Company) shall have been fully and unconditionally released from any and all obligations under the Surety Bonds.

Section 7.3 Conditions to the Obligation of Sellers and Buyer. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by all parties on or prior to the Closing Date of each of the following conditions:

(a)               Any applicable waiting period under the HSR Act relating to the Transaction shall have expired or been earlier terminated and all required Governmental Approvals shall have been obtained.

(b)               Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law or Order of any Governmental Entity.

(c)               The Merger shall become effective concurrent with the Closing.

Article VIII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 8.1 Survival of Representations and Warranties. Each of the Fundamental Representations shall survive the Closing indefinitely. The representations contained in Section 4.7 (Tax Matters) shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. Each of the Special Representations shall survive the Closing until the second anniversary thereof. All other representations and warranties contained in this Agreement shall survive the Closing for a period of 12 months; provided, that any representation or warranty that would otherwise terminate in accordance with this Section 8.1 will continue to survive if a Claim Notice or Direct Claim Notice shall have been timely given under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX. The covenants shall survive the Closing for the period contemplated by their respective terms.

52

Article IX
INDEMNIFICATION

Section 9.1 Indemnification.

(a)               Subject to the limitations of this Section 9.1 and the other sections of this Article IX, Buyer and the Surviving Company shall indemnify the Seller Indemnified Parties on a joint and several basis in respect of, and hold each of them harmless from and against, any and all (i) Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of any representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Buyer, Merger Sub or the Surviving Company contained in this Agreement and (ii) Transfer Taxes and any Post-Closing Taxes.

(b)               Subject to the limitations of this Section 9.1 and the other sections of this Article IX, each Seller shall indemnify the Buyer Indemnified Parties, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject resulting from, arising out of or relating to (i) any breach of any representation and warranty of such Seller contained in this Agreement, the Ancillary Agreements or any certificates delivered pursuant to this Agreement, (ii) any breach of, nonfulfillment of or failure to perform any covenant or agreement of such Seller contained in this Agreement or the Ancillary Agreements, (iii) Indemnified Taxes and (iv) the fatality of a person on Company property that occurred on or about November 30, 2015.

(c)               Notwithstanding any provision hereof to the contrary,

(i)                 no amounts of indemnity shall be payable in the case of a claim by a Buyer Indemnified Party under Section 9.1(b)(i) unless and until the aggregate amount of Losses that Buyer Indemnified Parties have suffered, incurred, sustained or become subject to exceeds $760,000 in the aggregate (the “Deductible”), in which event the Buyer Indemnified Parties shall be entitled to recover indemnity for the amount of all Losses in excess of the Deductible,

(ii)              the maximum aggregate amount of Losses which may be recovered by the Buyer Indemnified Parties in respect of claims made under Section 9.1(b)(i) shall be equal to 10% of the Merger Consideration (the “Cap”); provided, that the Deductible and the Cap shall not apply to (A) any claim by a Buyer Indemnified Party for a breach of any Fundamental Representation, and (B) any claim by a Buyer Indemnified Party for indemnification under Section 9.1(b)(ii), Section 9.1(b)(iii) or Section 9.1(b)(iv).

(iii)                        each Seller shall be solely liable for any Losses arising out of or relating to the breach of any representation or warranty of such Seller contained in Article III,

(iv)                         each Seller shall be severally (and not jointly) liable for such Seller’s Proportionate Percentage of any Losses arising out of or relating to any obligation to indemnify the Buyer Indemnified Parties under Section 9.1(b) or any other sections of this Article IX (except the applicable Seller shall be solely responsible for the representations and warranties it makes with respect to such Seller contained in Article III), and

53

(v)                           the total indemnification obligation of each Seller hereunder shall in no event exceed such Seller’s Proportionate Percentage of the Merger Consideration.

(d)               In addition to the foregoing, there shall be no Liability for Losses of a Buyer Indemnified Party with respect to (i) any indirect, special, incidental, exemplary, consequential or punitive damages relating to the breach of this Agreement or (ii) any Loss with respect to any matter to the extent that such Loss was reflected in the determination of Final Working Capital. In addition to the limitations set forth in Section 9.1(c), with respect to any claim for indemnification regarding any breach of the representation and warranty set forth in Section 4.18 there shall be no obligation to indemnify any Buyer Indemnified Party for any Loss (A) unless the Loss arises out of (x) a Third Party Claim that is not instigated or encouraged by any Buyer Indemnified Party, or (y) a condition discovered in the Ordinary Course, and then (B) only to the extent such Loss was incurred to comply with applicable Environmental Laws using, in the case of any remedial measures taken by or on behalf of Buyer (including the Company) after the Closing, reasonable and recognized remediation protocols and techniques that are economically reasonable in relation to other remediation protocols and techniques; provided, that there shall be no liability for any additional Losses to the extent that any Buyer Indemnified Party contributed to the condition or circumstance forming the basis of such additional Loss after Closing.

Section 9.2 Indemnification Procedure for Third Party Claims.

(a)               In the event that any Proceeding for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted or sought to be collected by a third-party (“Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim (“Claim Notice”); provided, that the failure to provide prompt notice shall not release the Indemnifying Party from any obligations hereunder except to the extent such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from obligations it may otherwise have under this Article IX. The Claim Notice shall specify in reasonable detail the amount of the Loss, if known, and contain a reference to the provision(s) of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnified Party shall enclose with the Claim Notice a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim. For all purposes of this Article IX, the Sellers’ Representative shall be considered the “Indemnifying Party” for purposes of receiving any notices related to claims for indemnification by Buyer Indemnified Parties.

(b)               The Indemnifying Party shall have the right to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom (a “Third Party Defense”) by written notice to the Indemnified Party, including (i) the employment of counsel reasonably satisfactory to the Sellers’ Representative, in the case of Seller Indemnified Parties, or Buyer, in the case of Buyer Indemnified Parties, (ii) the obligation to pay all expenses in connection therewith and (iii) the right to settle or compromise the Third Party Claim with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, provided that no such consent shall be required if the settlement or compromise does not include remedies other than the payment of monetary damages or an admission of culpability. The Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the Third Party Defense thereof, but the fees and expenses of such counsel shall be at the Indemnified

54

Party’s expense, unless (i) the Indemnifying Party has agreed to pay the fees and expenses of such counsel, (ii) the Indemnifying Party shall have failed promptly (after notice thereof from any Indemnified Party) to assume the defense of such Proceeding and employ counsel reasonably satisfactory to the Indemnified Party in any such Proceeding or (iii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and such Indemnified Party reasonably believes that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party (in which case, if the Indemnified Party notifies the Indemnifying Party that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such Proceeding on behalf of the Indemnified Party); it being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party, which firm shall be designated by the Sellers’ Representative, in the case of Seller Indemnified Parties, or Buyer, in the case of Buyer Indemnified Parties, and shall be reasonably satisfactory to the Indemnifying Party. If the Indemnified Party so assumes the Third Party Defense of any Proceeding, the Indemnified Party will not, without the Indemnifying Party’s prior written consent, settle, compromise or consent to the entering of any judgment in respect of which indemnity may be sought hereunder.

Section 9.3 Indemnification Procedures for Direct Claims. The Indemnified Party shall notify the Indemnifying Party in writing (a “Direct Claim Notice”) promptly of its discovery of any matter for which it is entitled to indemnification hereunder that does not involve a Third Party Claim (a “Direct Claim”), such notice to contain the information set forth in the following sentence. The Direct Claim Notice shall specify in reasonable detail the amount of the Loss, if known, and contain a reference to the provision(s) of this Agreement in respect of which such right of indemnification is claimed or arises. Failure to provide a Direct Claim Notice shall not release the Indemnifying Party from any obligations hereunder except to the extent such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from obligations it may otherwise have under this Article IX. If the Indemnifying Party does not notify the Indemnified Party that it disputes such claim within 30 days following receipt of the Direct Claim Notice, the claim specified therein shall be deemed a Liability of the Indemnifying Party hereunder (subject to the limitations set forth in this Article IX, as applicable). The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access, during normal business hours and upon reasonable advance notice, to and copies of information, records and documents relating to such matters, providing access, during normal business hours and upon reasonable advance notice, to employees to assist in the investigation, defense and resolution of such matters.

Section 9.4 Calculation of Indemnity Payments.

55

(a)               The Indemnified Party agrees to use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies. The amount of Losses payable under this Article IX by the Indemnifying Party in respect of a Third Party Claim or Direct Claim shall be reduced by any and all amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor in respect of the Losses to which such Third Party Claim or Direct Claim relates. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses in respect of a Third Party Claim or Direct Claim, subsequent to an indemnification payment by the Indemnifying Party in respect of a Third Party Claim or Direct Claim, then such Indemnified Party shall promptly pay to the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)               The amount of Losses incurred by an Indemnified Party shall be reduced to take account of any net Tax benefit realized or reasonably expected to be realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount.

(c)               For purposes of determining whether a breach of or inaccuracy of any representation or warranty in this Agreement has occurred and in calculating the amount of Losses subject to indemnification hereunder, in each case, all qualifications as to materiality, including “Material Adverse Effect,” “material” or any similar term, limitation or qualification shall be disregarded.

Section 9.5 Exclusive Remedy. Except for (a) actions seeking specific performance of this Agreement, (b) such equitable remedies as may be available to enforce the provisions of Section 6.4 (Use of Names) and Section 6.5 (Confidential Information; Access to Information), (c) such remedies provided under Section 1.6(c), and (d) actions relating to fraud, willful misconduct or intentional misrepresentation, each party understands and agrees that resort to the indemnity pursuant to this Article IX shall constitute its sole right and exclusive remedy against the other party with respect to any matters arising from this Agreement or the transactions contemplated thereby.

Section 9.6 Adjustment to Merger Consideration. Sellers and Buyer agree to treat all payments made by Sellers for the benefit of Buyer or payments made by Buyer for the benefit of Sellers under all of the indemnification provisions of this Agreement as adjustments to the Merger Consideration for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

Article X
TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)               By the written agreement of Buyer and Sellers;

(b)               By Sellers, on the one hand, or Buyer, on the other hand, by written notice to the other party after 5:00 p.m. New York City time on the End Date, if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of Sellers and Buyer; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of the failure of the transactions contemplated hereby to be consummated by the End Date;

56

(c)               By either Buyer or Merger Sub, by written notice to the Sellers’ Representative if the Sellers shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1(a) or Section 7.1(b) and (ii) cannot be cured by the End Date or, if curable, is not cured (A) within thirty (30) days following Buyer’s and/or Merger Sub’s delivery of written notice to the Sellers’ Representative of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (B) within any shorter period of time that remains between the date Buyer and/or Merger Sub delivers the notice described in the foregoing subclause (A) and the day prior to the End Date; provided that Buyer or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(d)               By the Sellers’ Representative, by written notice to Buyer, if Buyer or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or failure of the Closing to occur and (ii) cannot be cured by the End Date or, if curable, is not cured (A) within thirty (30) days following the Sellers’ Representative’s delivery of written notice to Buyer of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (B) within any shorter period of time that remains between the date the Sellers’ Representative delivers the notice described in the foregoing subclause (A) and the day prior to the End Date; provided that the Sellers are not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

(e)               In the event that notifications shall be required under the HSR Act in accordance with Section 6.7(b), by Sellers, on the one hand, or Buyer, on the other hand, by written notice to the other party anytime after 5:00 p.m. New York City time on the HSR Date.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 10.1, (a) the Deposit will either be retained by Sellers in accordance with Section 1.6(c)(iii) or paid by Sellers to Buyer in accordance with Section 1.6(c)(iv), and (b) this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, partners, members, representatives, stockholders or Affiliates, except (i) as provided in Sections 6.5 (Confidential Information; Access to Information), 6.8 (Publicity), this 10.2 (Effect of Termination), 11.1 (Expenses) 11.13 (Governing Law), 11.15 (Consent to Jurisdiction; etc) and 11.16 (Waiver of Punitive and Other Damages and Jury Trial), (ii) nothing herein will relieve any party from Liability for any breach of any representation or failure to perform any covenant set forth in this Agreement prior to such termination, and (iii) all Confidential Information received by Buyer with respect to Sellers and Sellers’ Affiliates shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

57

Article XI
GENERAL PROVISIONS

Section 11.1 Expenses.

(a)               Except as specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, including, without limitation, all professional fees and related expenses for services rendered by counsel, actuaries, auditors, accountants, investment bankers, experts, consultants and other advisors.

(b)               Notwithstanding the foregoing in Section 11.1(a), in the event that (i) any Transaction Related Expenses are not paid by Sellers or the Company at or before the Closing and Final Working Capital was not reduced by the amount thereof, each Seller shall, after receiving notice thereof from Buyer, promptly pay or reimburse the Company for its Proportionate Percentage of the amount thereof, and (ii) the parties are required to make any filings with the DOJ and the FTC as contemplated by Section 6.7, the amount of such filings fees shall be borne equally by Buyer, on the one hand, and Sellers (in accordance with each Seller’s Proportionate Percentage), on the other hand.

Section 11.2 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

Section 11.3 Post-Closing Access. Buyer shall, upon the request and at the expense of Sellers, permit Sellers and its representatives reasonable access at all reasonable times, during normal business hours and upon reasonable advance notice, to the books and records of the Company, and Buyer shall execute (and shall cause the Company to execute) such documents as Sellers may reasonably request to enable Sellers to file any required reports or Tax Returns relating to the Company. Buyer shall not dispose of such books and records during the seven-year period beginning with the Closing without Sellers’ consent, which shall not be unreasonably withheld, conditioned or delayed. Following the expiration of such seven-year period, Buyer may dispose of such books and records at any time.

Section 11.4 Certain Limitations. It is the explicit intent and understanding of each of the parties that no party or any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles III, IV and V and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, including, without limitation, any statements set forth in any confidential information memorandum, the data room or the management presentations made available to Buyer, except for the representations and warranties set forth in such articles. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS. The parties agree that this is an arm’s-length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that (a) it is a sophisticated investor, (b) it has undertaken a full investigation of the businesses of the Company and has been provided adequate information and access for such purpose, (c) it has relied solely on such investigation and the representations and warranties contained in Articles III and IV in making its decision to enter into this Agreement and the consummation of the transactions contemplated herein, (d) it has only a contractual relationship with Sellers, based solely on the terms of this Agreement and (e) there is no special relationship of trust or reliance between Buyer and Sellers.

58

Section 11.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally (with written confirmation of receipt), (b) mailed, certified or registered mail with postage prepaid (receipt requested), (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile (with confirmation of transmission) or e-mail, addressed to the respective parties at the following addresses or numbers (or such other address or numbers for a party as shall be specified by like notice), as follows:

(i)                    if to Holdings or the Sellers’ Representative,

Illinois Corn Processing Holdings Inc.

c/o SEACOR Holdings Inc.

2200 Eller Drive

Port Everglades Station

Ft. Lauderdale, Florida 33316

Fax: (281) 670-1401
Telephone: (954) 627-5206

Email: blong@ckor.com
Attention: William C. Long

with a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy, LLP
28 Liberty Street
New York, New York 10005
Fax: (212) 822-5003

Email: Dzeltner@milbank.com
Telephone: (212) 530-5003
Attention: David E. Zeltner

59

(ii)                    if to MGP

MGPI Processing, Inc.

100 Commercial Street

Atchison, KS 66002

Fax: 913-360-5635

Telephone: 913-360-5435

Email: Tom.Pigott@mgpingredients.com

Attention: Tom Pigott

with a copy to (which shall not constitute notice):

Stinson Leonard Street
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
Fax: 816-412-1159
Telephone: 816-691-3188
Email: John.Granda@stinsonleonard.com
Attention: John Granda

(iii)                  if to Buyer

Pacific Ethanol Central, LLC

400 Capitol Mall, Suite 2060

Sacramento, CA 95814

Fax: (916) 403-2785

Telephone: (916) 403 - 2130

Email: cwright@pacificethanol.com

Attention: Christopher W. Wright, General Counsel

with a copy to (which shall not constitute notice):

Troutman Sanders LLP

5 Park Plaza, 14th Floor

Irvine, CA 92614

Fax: (949) 622-2739

Telephone: (949) 622-2710

Email: larry.cerutti@troutmansanders.com

Attention: Larry A. Cerutti

(iv)                   if to Merger Sub

ICP Merger Sub, LLC

400 Capitol Mall, Suite 2060

Sacramento, CA 95814

Fax: (916) 403-2785

Telephone: (916) 403 - 2130

Email: cwright@pacificethanol.com

Attention: Christopher W. Wright, General Counsel

60

with a copy to (which shall not constitute notice):

Troutman Sanders LLP

5 Park Plaza, 14th Floor

Irvine, CA 92614

Fax: (949) 622-2739

Telephone: (949) 622-2710

Email: larry.cerutti@troutmansanders.com

Attention: Larry A. Cerutti

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (a) if by personal delivery on the day after such delivery, (b) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (c) if by next-day or overnight mail or delivery, on the day delivered, or (d) if by facsimile or email and if sent during normal business hours of the recipient, that Business Day, and if not, then the next Business Day if sent after normal business hours of the recipient.

Section 11.6 Assignment, Successors. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the parties hereto and the successors and permitted assigns of the respective parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer any right, remedy or claim under or by reason of this Agreement upon any Person other than (a) the parties and successors and assigns permitted by this Section 11.6, (b) a Company Indemnified Party under Section 6.1, (c) an Indemnified Party under Article IX, and (d) Milbank and Troutman Sanders LLP under Section 11.17.

Section 11.7 Amendment, Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

Section 11.8 Entire Agreement.

(a)               This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

61

(b)               The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 11.9 Knowledge, Interpretation. For the purposes of this Agreement, the “knowledge” of Sellers or either of them shall be deemed to consist solely of the actual knowledge of those individuals listed in Schedule 11.9(a), after due inquiry. For the purposes of this Agreement, the “knowledge” of Buyer shall be deemed to consist solely of the actual knowledge of those individuals listed in Schedule 11.9(b), after due inquiry. The disclosure of any matter in the Schedules hereto shall be deemed to be a disclosure to such other section or sections of this Agreement to which it is readily apparent on the face of such disclosure that it applies. No disclosure on the schedules shall be deemed to constitute an admission by Sellers, the Company or Buyer, or to otherwise imply, that any such matter is material for purposes of this Agreement.

Section 11.10 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

Section 11.11 Headings and Recitals. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement. The recitals set forth at the beginning of this Agreement are incorporated by reference in, and made a part of, this Agreement.

Section 11.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. In the event that any signature to this Agreement or any ancillary agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Once signed, this Agreement may be delivered by facsimile or “.pdf” format, and any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile or portable document format) is considered an original.

62

Section 11.13 Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.

Section 11.14 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or in equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy available pursuant to this Section 11.14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument in connection with or as a condition to obtaining any remedy available pursuant to this Section 11.14.

Section 11.15 Consent to Jurisdiction, etc.

(a)               Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)               Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)               Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in this Section 11.15. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

63

Section 11.16 Waiver of Punitive and Other Damages and Jury Trial.

(a)               THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES RELATING TO THE BREACH OF THIS AGREEMENT, OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)               EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.16.

Section 11.17 Conflict of Interest; Legal Representation and Privileges.

(a)               If Sellers so desire, and without the need for any consent or waiver by the Company or Buyer, Milbank shall be permitted to represent Sellers after the Closing in connection with any matter, including, without limitation, anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Milbank shall be permitted to represent Sellers, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of its agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Milbank, unless Milbank is specifically engaged in writing by the Company to represent such entity after the Closing and either such engagement involves no conflict of interest with respect to Sellers or Sellers consents in writing at the time to such engagement. Any such representation of the Company by Milbank after the Closing shall not affect the foregoing provisions hereof. For example, and not by way of limitation, even if Milbank is representing the Company after the Closing, Milbank shall be permitted simultaneously to represent Sellers in any matter, including any disagreement or dispute relating thereto. Furthermore, Milbank shall be permitted to withdraw from any representation of the Company in order to be able to represent or continue so representing Sellers, even if such withdrawal causes the Company or Buyer additional legal expense, delay or other prejudice.

64

(b)               Each of Buyer, Merger Sub and the Company, for itself and its Affiliates, hereby irrevocably acknowledges and agrees that all communications among the Representative, the Sellers, the Company and Milbank primarily for purposes of the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated by this Agreement, or any matter relating to any of the foregoing, are privileged communications between such party and Milbank and from and after the Closing do not pass to the Surviving Company or Buyer notwithstanding the Merger and instead remain with and are controlled by the Representative (the “Privileged Communications”). Neither the Surviving Company, nor any Person purporting to act on behalf of or through Buyer or the Surviving Company or any of their Affiliates, will seek to obtain the same by any process. Buyer and the Surviving Company, together with any of their respective affiliates, subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in email accounts of the Surviving Company, or otherwise, in any action against or involving any of the parties after the Closing. From and after the Closing, each of Buyer and the Surviving Company, on behalf of itself and its Affiliates, will not assert any potentially applicable privilege or conflict of interest for the purpose of preventing Milbank from representing the Representative or any Seller with respect to the Privileged Communications occurring prior to the Closing in connection with any post-closing representation. Nothing in this paragraph shall be interpreted as a waiver, or as requiring a waiver, of the attorney-client privilege. Buyer acknowledges that the Company and Sellers and Milbank will be relying on the provisions of this Section 11.17 and that this Section 11.17 is intended for the benefit of, and to grant third party rights to Milbank to enforce this Section 11.17. Buyer further acknowledges that the waiver, consents and restrictions under this Section 11.17 are voluntary and informed, and that it has obtained independent legal advice with respect hereto. This Section 11.17 shall amend, restate and supersede any other conflict waiver entered by Buyer or one of its Affiliates in favor of Milbank in connection with the transactions contemplated by this Agreement, including without limitation any such conflict waiver in any confidentiality agreement or engagement letter.

(c)               If Buyer so desires, and without the need for any consent or waiver by the Company or Sellers, Troutman Sanders LLP shall be permitted to represent Buyer and the Company after the Closing in connection with any matter, including, without limitation, anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Troutman Sanders LLP shall be permitted to represent Buyer, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Sellers, the Company or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement.

[Signatures on following page]

65

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

PACIFIC ETHANOL CENTRAL, LLC

By:	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	President and Chief Executive Officer

ICP MERGER SUB, LLC

By:	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	President and Chief Executive Officer

ILLINOIS CORN PROCESSING, LLC

By:	/s/ Bruce Weins
Name:	Bruce Weins
Title:	Vice President and Treasurer

ILLINOIS CORN PROCESSING HOLDINGS INC.

By:	/s/ Bruce Weins
Name:	Bruce Weins
Title:	Vice President and Treasurer

MGPI PROCESSING, INC.

By:	/s/ Augustus C. Griffin
Name:	Augustus C. Griffin
Title:	Pres/CEO

[Signature Page to Agreement and Plan of Merger]

66

Exhibit B

SECURED PROMISSORY NOTE

$[32,200,000]/[13,800,000][1]	June [__], 2017 (the “Effective Date”)

FOR VALUE RECEIVED, ICP Merger Sub, LLC, a Delaware limited liability company (the “Merger Sub” and the “Initial Maker”), to be merged with and into Illinois Corn Processing, LLC, a Delaware limited liability company (the “Target”), following the consummation of the Merger (as defined in the Merger Agreement referenced below), as Maker, hereby promises to pay to the order of [Illinois Corn Processing Holdings Inc.]/[MGPI Processing, Inc.] (the “Payee”), the original principal sum of [THIRTY-TWO MILLION, TWO HUNDRED THOUSAND]/[THIRTEEN MILLION, EIGHT HUNDRED THOUSAND] DOLLARS ($[32,200,000]/[13,800,000]) (as may be adjusted from time to time pursuant to the terms below, the “Loan”) together with interest and any other obligations payable hereunder, in each case in the manner described herein. Certain terms used herein are as defined in Annex A. Further, Pacific Ethanol Central, LLC, a Delaware limited liability company (“PEC”) is a party hereto. This Secured Promissory Note (this “Note”) is a “Promissory Note” for purposes of that certain Agreement and Plan of Merger, dated as of June 26, 2017 (as amended, restated, supplemented or otherwise modified from time to time ,the “Merger Agreement”), by and among PEC, as Buyer, the Merger Sub, the Target, [Illinois Corn Processing Holdings Inc.]/[MGPI Processing, Inc.] 2 and the Payee as Sellers, pursuant to which Merger Sub will merge with and into the Target, with the Target surviving as a wholly-owned subsidiary of PEC and as the Maker hereunder.

1.                   Adjustment to Principal Amount of Note. Upon the completion of the determination of the “Final Working Capital” (as defined in the Merger Agreement) pursuant to Section 1.7 of the Merger Agreement (the date of such determination, the “Final Working Capital Date”), the face amount of this Note (without giving effect to any reduction on account of any payment or prepayment prior to the Final Working Capital Date) shall automatically be deemed, immediately and without requirement for any further action, adjusted such that the original principal amount of this Note shall be equal to the amount set forth below under the heading “Adjusted Principal Amount”, which Adjusted Principal Amount shall be as follows:

Working Capital Adjustment Amount	Adjusted ICPH Principal Amount, in dollars[3]	Adjusted MGP Principal Amount, in dollars
In the event that an “Adjusted Excess Amount” exists pursuant to Section 1.7 of the Merger Agreement	The sum of (a) 32,200,000 plus (b) the product of (i) such Adjusted Excess Amount multiplied by (ii) 70%	The sum of (a) 13,800,000 plus (b) the product of (i) such Adjusted Excess Amount multiplied by (ii) 30%
In the event that an “Adjusted Shortfall Amount” exists pursuant to Section 1.7 of the Merger Agreement	The sum of (a) 32,200,000 minus (b) the product of (i) such Adjusted Shortfall Amount multiplied by (ii) 70%	The sum of (a) 13,800,000 minus (b) the product of (i) such Adjusted Excess Amount multiplied by (ii) 30%

______________________________

1 NTD: To be broken out into two separate notes upon finalization of form.

2 NTD: Select entity that is not the Payee under this Note.

3 NTD: This column to be deleted in the final Note issued to MGP; the column to the right to be deleted in the final Note issued to ICPH.

B-1

; in each case, with same effect as if such adjusted principal amount were set forth above as the original face amount of this Note on the date hereof. Such determination of the Adjusted Principal Amount shall be made in accordance with the Merger Agreement and subject to the approval of the Payee and the Maker pursuant thereto. Upon written request by the Maker to the Payee, from time to time, the Payee shall confirm in writing the Adjusted Principal Amount.

2.       Interest. Interest shall accrue on the unpaid principal amount of this Note and be calculated on the basis of a 360 day year at LIBOR plus the Applicable Margin. In the event of any adjustment of the principal amount of the Note as set forth in Section 1, the applicable rate of interest shall accrue, and shall be deemed to have accrued on the unpaid principal amount of the note as adjusted pursuant to Section 1 as of the Effective Date. Notwithstanding anything to the contrary set forth elsewhere herein, upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of this Note, and all accrued and overdue interest, shall bear interest until paid at the rate then applicable to the principal amount of this Note plus 2.00% per annum and shall be payable on demand.  Interest shall accrue on a daily basis, based on the actual number of days elapsed, and shall be payable on the earlier of (x) the date on which the entire amount of principal outstanding under this Note is repaid in full or (y) on the Maturity Date.

3.       Term; Maturity Date. Subject only to the acceleration provisions of Section 10, all unpaid principal, fees and accrued and unpaid interest shall be due and payable in full on [____], 20184 (the “Maturity Date”).

4.       Voluntary Prepayments. The Maker may at any time prepay any principal amount of this Note in whole, or in part, without premium or penalty, provided that any prepayment under this Note shall be accompanied by a simultaneous pro rata prepayment under the [MGP Note]5. By way of example, if the Maker makes a principal prepayment under [this Note]6 in the amount of $70, the Maker shall make a simultaneous prepayment under [the MGP Note]7 in the amount of $30.

5.        Mandatory Prepayments. On the date of receipt of any net cash proceeds by the Maker in excess of $1,000,000 over the term of this Note from the conveyance, assignment, sale, sale and leaseback, lease or sublease (as lessor or sublessor), license, exchange, transfer or other disposition of any property constituting Collateral, whether now owned or hereinafter acquired, the Maker shall pay to the Payee an amount equal to [70%]8 of such excess net cash proceeds, which payment shall be applied by the Payee upon receipt thereof to reduce the outstanding balance of the Note. On the date of receipt of any net cash proceeds in excess of $30,000,000 from insurance, condemnation awards or other compensation in respect of one or more casualty events involving any one or more related properties constituting Collateral, the Maker shall pay to the Payee an amount equal to [70%]9 of any such net cash proceeds, which payment shall be applied by the Payee upon receipt thereof to reduce the outstanding balance of the Note.

6.       General Payment Terms. All payments of principal of, and interest upon, this Note shall be made by the Maker to the Payee in cash in immediately available funds in lawful money of the United States of America, by wire transfer to the bank account designated by the Payee in writing from time to time. All payments under this Note shall be made to the Payee without withholding, defense, set-off,

______________________________________

4 NTD: To be 18 months after date of Note.

5 NTD: Replace with “ICPH Note” in the MGP Note.

6 NTD: Replace with the “the ICPH Note” in the MGP Note.

7 NTD: Replace with “this Note” in the MGP Note.

8 NTD: Such percentage to be stated as 30% in the MGP Note.

9 NTD: Such percentage to be stated as 30% in the MGP Note.

B-2

counterclaim or deduction. Payments and prepayments made to the Payee by the Maker hereunder shall be applied first to expenses recoverable under Section 14, then accrued interest and then to principal (provided that the Maker acknowledges that the application of such amounts as between the Payee and [MGP]10 shall be in accordance with the Master Terms Agreement). If the due date of any payment under this Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. From time to time, within five (5) days of written request by the Maker, the Payee shall provide the Maker with a reasonably detailed statement of all amounts outstanding under the Note on a line item basis, provide all supporting invoices and other documentation with respect to any expenses seeking to be recovered by the Payee pursuant to Section 14, and to provide to Borrower, as well as any third party to the extent directed to do so by Borrower, with a payoff demand good for no less than ten (10) days of the issuance thereof.

7.       Pledge of Interests in and to ICP. As collateral security for the payment and performance as and when due of all Obligations (whether at stated maturity, by acceleration or otherwise and whether arising under this Note, the Mortgage or any other Credit Document), PEC hereby pledges and grants to the Payee a security interest in all of PEC’s right, title and interest in the following property, assets and revenues, whether now owned by PEC or hereafter acquired and whether now existing or hereafter coming into existence (all of the property, assets and revenues described in this Section 7 being collectively referred to herein as the “PEC Collateral”):

(a)       all limited liability company interests issued by the Maker, together with all certificates representing the same;

(b)       all limited liability company interests and other ownership or equity interests of any class issued by the Maker, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the limited liability company interests issued by the Maker, or resulting from a split-up, revision, reclassification or other like change of such interests or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect thereof;

(c)       all shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person of any successor entity of any merger or consolidation involving the Maker, but only to the extent of the interests in and to the Maker; and

(d)       all proceeds of and to any of the foregoing.

The obligations of PEC under this Section 7 are primary, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Maker under this Note, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the actual performance of the Obligations), it being the intent of this Section 7 that the obligations of PEC hereunder shall be absolute and unconditional, joint and several, under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising, as such Obligations are reduced from time to time in accordance with this Note, including any payments received on account thereof.

______________________________________

10 NTD: Replace with “ICPH” in the MGP Note.

B-3

Notwithstanding anything to the contrary set forth elsewhere herein or in any other Credit Document, (a) any obligations of PEC arising under this Note and any other Credit Document are limited to its interests, rights and title in and to the PEC Collateral and do not constitute personal obligations of or liability to PEC, except to the extent of any fraud or willful misconduct by PEC with respect to the PEC Collateral, (b) the general credit of PEC is not obligated or available for the payment of the Obligations created or secured by the Notes or any other Credit Document and, except to the extent of any fraud or willful misconduct by PEC with respect to the PEC Collateral, the Payee will not look, and shall be prohibited from looking, to PEC or its directors, officers, employees representatives, or its interest holders with respect to the Obligations or any covenant, stipulation, promise, indemnity, agreement or obligation contained in the Note or any other Credit Document, (c) in enforcing its rights and remedies under the Credit Documents, the Payee will look solely to any or all of the PEC Collateral, the ICP Collateral and the Maker for the payment of such Obligations pursuant to the Credit Documents and for the performance of the provisions hereof and thereof and shall not look to PEC except to the extent of any fraud or willful misconduct by PEC with respect to the PEC Collateral, and (d) the Payee will not seek a deficiency or other money judgment against any PEC Party and will not institute any separate action against PEC by reason of any default that may occur in the performance of any of the terms and conditions of the Credit Documents, except to the extent required to do to enforce its rights against the PEC Collateral and except to the extent of any fraud or willful misconduct by PEC with respect to the PEC Collateral. This provision shall not be construed as in any way adversely affecting or impairing the Payee’s lien as against the PEC Collateral or Payee’s right and remedies with respect thereto pursuant to this Note or applicable law, including foreclosure.

8.       Security Grant from the Maker. As collateral security for the payment and performance as and when due of all Obligations (whether at stated maturity, by acceleration or otherwise and whether arising under this Note, the Mortgage or any other Credit Document), the Maker hereby pledges and grants to the Payee a security interest in all of its right, title and interest in the following property, assets and revenues, whether now owned by the Maker or hereafter acquired and whether now existing or hereafter coming into existence (all of the property, assets and revenues described in this Section 8 being collectively referred to herein as the “ICP Collateral” and together with the collateral as described in the Mortgage and the PEC Collateral, the “Collateral”):

(a)       all accounts, as-extracted collateral, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, financial assets, fixtures, general intangibles, goods, instruments (including promissory notes), insurance, intellectual property, inventory, investment property, letter-of-credit rights, payment intangibles, equity interests, receivables and receivables records, securities, securities accounts, security entitlements and software (as and to the extent such terms are defined in the UCC);

(b)       all other tangible and intangible property whatsoever; and

(c)       all proceeds of and to any of the foregoing.

9.       Events of Default. An “Event of Default” shall exist hereunder if any one or more of the following events shall occur:

(a)       the Maker shall fail to pay the Loan, including interest, and all other amounts, in full in cash on the Maturity Date, the Maker fails to make any required payment to the Payee pursuant to Section 6 within five (5) Business Days of the Maker’s receipt of the funds required to be paid to Payee pursuant to Section 6, or fails to pay any other amount as and when required to be made hereunder and such failure continues for more than ten (10) days after written demand therefor by the Payee to the Maker; or

B-4

(b)       the Maker (or PEC with respect to the PEC Collateral only) shall fail to perform or observe any term, covenant or agreement to be performed or observed by it contained in paragraphs (a), (c), (d), (e), (f), (g), (h) or (j) of Annex B; provided that, except for paragraph (c), if such default or failure is involuntary, inadvertant or by mistake and is capable of cure, such default or failure shall not constitute an Event of Default if cured to the reasonable satisfaction of the Payee within ten (10) days of the occurrence of such default; or

(c)       the default or failure to perform any other obligations of the Maker or PEC set forth herein, in the Mortgage or in any other Credit Document as and when required (after expiration of all applicable notice and cure periods); provided that, if such default or failure is capable of cure, such default or failure shall not constitute an Event of Default if cured to the reasonable satisfaction of the Payee within thirty (30) days after written demand for cure thereof to the Maker from the Payee or, if such cure by its nature would take more than thirty (30) days to cure, then, so long as the Maker is diligently pursuing such cure, the Maker shall have up to an additional thirty (30) days to cure such default or failure before such default shall constitute an Event of Default; or

(d)       the failure of any representation or warranty set forth herein, in the Mortgage or in any other Credit Document to be true, correct and complete in any material respect; provided that, if such failure is subject to cure, such failure shall not constitute an Event of Default if cured to the reasonable satisfaction of the Payee within thirty (30) days after written demand for cure to the Maker from the Payee or, if such cure by its nature would take more than thirty (30) days to cure, then, so long as the Maker is diligently pursuing such cure, the Maker shall have up to an additional thirty (30) days to cure such default before such default shall constitute an Event of Default; or

(e)       the Maker or PEC institutes or consents to any liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar proceeding under any Debtor Relief Law with respect to it or any of the Collateral; or any such proceeding is instituted against the Maker or PEC and is not dismissed within the earlier of (i) prior to the entry for an order for relief or similar order adjudicating the Maker or PEC as subject to such proceeding or (ii) ninety (90) days after the commencement thereof; or

(f)       any judgment, writ, warrant of attachment or execution or similar process is issued or levied against the Maker or any of the Collateral in an amount in excess of $3,000,000 and is not otherwise covered by insurance, released, vacated, stayed or fully bonded by the earlier of (i) within sixty (60) calendar days after its issue or levy or (ii) at least thirty (30) days prior to any execution or foreclosure sale with respect thereto; or

(g)        a Change of Control; or

(h)       the failure to comply with paragraph (b) of Annex B or any Lien (other than a Permitted Lien) is created, incurred, assumed or permitted to exist on any property or asset constituting PEC Collateral; provided that, in each case, if the creation of any such Lien is involuntary, inadvertent or by mistake, and is capable of cure, it shall not constitute an Event of Default if such Lien is terminated, removed or released to the reasonable satisfaction of the Payee within the earlier of, any enforcement of such Lien or thirty (30) days written demand for cure thereof to the Maker from Payee or, if such cure by its nature would take more than thirty (30) days to cure, then, so long as the Maker diligently pursuing such cure, the Maker shall have up to an additional thirty (30) days to cure such default or failure before such default shall constitute an Event of Default; or

B-5

(i)       there shall have occurred any “Event of Default” under and as defined in the [MGP Note]11; or

(j)       all or any material part of this Note, the Mortgage or any other Credit Document delivered by or on behalf of the Maker in order to grant or perfect a Lien as security for any of the Obligations is or becomes void, illegal, invalid, unenforceable or of limited force and effect, or the Payee does not have or ceases to have a valid and perfected first priority Lien (subject to any Permitted Lien) in any Collateral for any reason other than the failure of the Payee to take any action within its control; provided that, if such default or failure is capable of cure, such default or failure shall not constitute an Event of Default if cured to the reasonable satisfaction of the Payee within thirty (30) days written demand for cure thereof to the Maker from Payee or, if such cure by its nature would take more than thirty (30) days to cure, then, so long as the Maker diligently pursuing such cure, the Maker shall have up to an additional thirty (30) days to cure such default or failure before such default shall constitute an Event of Default.

10.       Remedies. Upon the occurrence of any Event of Default specified in Section 9(e), the principal amount of this Note together with any interest thereon, all fees and all other Obligations shall become immediately and automatically due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Maker). Upon the occurrence and during the continuance of any other Event of Default, the Payee may, by written notice to the Maker, declare the principal amount of this Note together with any interest thereon to be due and payable, and the principal amount of this Note together with any such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Maker). Following any such demand, the Maker shall immediately pay to such holder all amounts due and payable with respect to this Note. If an Event of Default shall have occurred and is continuing, the Payee shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Payee were the sole and absolute owner thereof (and the Maker agrees to take all such action as may be appropriate to give effect to such right).

11.       Representations and Warranties. The Maker, and PEC to the extent applicable to it, each separately and severally represents and warrants to the Payee as follows:

(a)       General Representations. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute, deliver and perform its obligations under this Note and the other Credit Documents to which it is a party.  It has duly authorized and taken all other appropriate action for the execution, delivery and performance of this Note and any other document or instrument delivered pursuant hereto or in connection herewith and the consummation of the transactions provided for in this Note.  It has duly executed and delivered this Note and the other Credit Documents to which is it’s a party, this Note and such other Credit

____________________________

11 NTD: Replace with “ICPH Note” in the MGP Note.

B-6

Documents constitute its legal, valid and binding obligation, enforceable in accordance with its terms except as enforceability thereof may be limited by any Debtor Relief Laws and by equitable principles, whether considered at law or in equity. Its execution and delivery of this Note and the other Credit Documents to which it is a party, the performance of the obligations or transactions contemplated by this Note and such other Credit Documents and the fulfillment of the terms of this Note and such other Credit Documents will not (i) conflict with or violate any of its organizational documents or any contractual obligations applicable to it (ii) conflict with or violate any order, judgment or decree of governmental authority binding on it, (iii) require any approval of its equityholders or any approval or consent of any Person under any contractual obligation of such representing Person, except for such approvals or consents which will be obtained on or before the date hereof, or (iv) conflict with or violate any applicable laws, or (v) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than any Liens created under this Note, the [MGP Note]12 and the Mortgage).  It has duly obtained, effected or given all authorizations, consents, licenses, orders or approvals of or registrations or declarations with any governmental authority or any other Person required in connection with the execution and delivery of this Note and the performance of the transactions contemplated by this Note, and such authorizations, consents, licenses, orders or approvals of or registrations or declarations are in full force and effect. There are no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or, to its knowledge, threatened against or affecting it as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a material adverse effect on (x) the ability of the Maker to fully and timely perform the Obligations, (y) the legality, validity, binding effect or enforceability of this Note against the Maker or the Collateral, or (z) the rights, remedies and benefits available to, or conferred upon, the Payee under this Note. It is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)       Collateral Representations. The full and correct legal name, type of organization, jurisdiction of organization and mailing address of the Maker and PEC respectively are correctly set forth in Schedule 1. The Equity Interests are not certified. The Equity Interests are duly authorized, validly existing, fully paid and non-assessable, and none of the Equity Interests are or will be while the Obligations are outstanding, subject to any contractual restriction, or any restriction under the organizational documents of the Maker except as contemplated herein.

(c)       No Article 8 Security. The Maker and PEC represent and warrant to the Payee that none of the Maker’s Equity Interests are a “security”, as such term is defined in UCC Article 8, and that neither the Maker nor PEC will cause or permit the Maker to “opt-in” to UCC Article 8 or to otherwise cause or permit any of the Maker’s Equity Interests to be security for purposes of UCC Article 8.

12.       Covenants. The Maker and PEC each covenants and agrees as provided in Annex B.

13.       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc. This Note shall be governed by, and construed in accordance with, the law of the State of New York. The Maker, PEC and Payee hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, borough of Manhattan for the purposes of all legal proceedings arising out of or relating to this Note or the transactions contemplated hereby. Notwithstanding the foregoing, the Payee may commence any action to enforce any Lien in any court located in any state or other location that would otherwise have proper jurisdiction with respect to such enforcement action. This Note may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Note. Delivery of an executed counterpart of a signature page to this Note by electronic transmission shall be as effective as delivery of an original executed counterpart of this Note. This Section 13 shall survive the termination of this Note. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

 __________________________

12 NTD: Replace with “ICPH Note” in the MGP Note.

B-7

14.       Expenses; Amendments; Notices. The Maker and the Payee shall each be solely responsible and bear their own respective fees, costs and expenses, including any and all attorneys’ fees and costs, incurred in connection with the drafting, negotiation, execution and delivery of this Note. The Maker shall pay within fifteen (15) days of written demand therefore by the Payee to the Maker, provided that such demand includes a detailed listing of all such costs and expenses and supporting documentation relating to same (except for any information of a confidential legal nature, including narrative descriptions of legal work involving strategy or the identification or assessment of risks or liabilities, which information may be redacted or omitted), all reasonable costs and expenses of the Payee, including reasonable attorney’s fees and costs, in connection with (a) any amendment to the extent requested by the Maker and any forbearance, waiver, consent, restructuring or reorganization of the Note or the Maker (including with respect of the bankruptcy of the Maker), and (b) enforcement or attempted enforcement of the Note, and any matter related thereto; provided that (i) any such fees and costs shall be limited to those incurred by ICPH or MGP, but not both and (ii) in the event the Maker is the prevailing party in any such enforcement proceedings, the Maker, not the Payee, shall be entitled to all of its reasonable fees and costs, including reasonable attorneys’ fees and costs. To the extent any of the foregoing fees, costs and expenses of the Payee in this Section 14 are not reimbursed within a reasonable period following demand therefor, the Payee and [MGP]13 shall ratably share such fees, costs and expenses in proportion to the respective amounts due under their respective Promissory Notes. This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Maker, PEC and the Payee, provided that Payee and [MGP]14 may periodically amend or otherwise modify the Master Terms Agreement without providing notice to or obtaining the consent of the Maker or PEC. All notices and other communications in respect of this Note shall be given or made in writing at the address as shall be designated by such party in a notice to the other party. Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted by electronic transmission (subject to receipt of confirmation thereof by recipient), the next day when delivered overnight mail by a national carrier or upon personal delivery or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

15.       Right of Setoff. If an Event of Default shall have occurred and be continuing, the Payee and each of its affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Payee or any such affiliate to or for the credit or the account of the Maker against any and all of the obligations of the Maker now or hereafter existing hereunder to the Payee or, irrespective of whether or not the Payee shall have made any demand hereunder and although such obligations of the Maker may be contingent or unmatured or are owed to a branch or office of the Payee different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Payee and its affiliates hereunder are in addition to other rights and remedies (including other rights of setoff) that the Payee or its affiliates may have.

_________________________

13 NTD: Replace with “ICPH” in MGP Note.

14 NTD: Replace with “ICPH” in MGP Note.

B-8

16.       Assignments. The Maker may not assign any of its rights or obligations under this Note without the consent of the Payee. The Payee may at any time assign all or a portion of its rights and obligations under this Note without the prior written consent of the Maker, but upon notice to the Maker, which notice shall set forth the name address and contact information of such assignee; provided that, in the event of any partial assignment or assumption to any Person, the Maker shall have no obligation to communicate with or otherwise report to such assignee and such assignee shall not have any rights of consent or approval, with all such rights remaining with the Payee. Subject to the foregoing, from and after the effective date specified in each assignment and assumption, the assignee thereunder shall be a party to this Note and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of the Payee under this Note, and the Payee shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Note (and, in the case of an assignment and assumption covering all of the Payee’s rights and obligations under this Note, the Payee shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 14 with respect to facts and circumstances occurring prior to the effective date of such assignment, subject to any corresponding obligations and liabilities of the Payee with respect thereto. In no event shall the Payee make any assignment to, or allow any assumption by, any Person (other than an affiliate of the Payee) which would constitute a competitor of the Maker or its affiliates with respect to procurement, manufacture, production, delivery and sale of ethanol and related products.

17.       Conditions Precedent. The effectiveness of this Note, and any obligation of the Payee to extend any financing to the Maker on the date hereof or the creation of any of the Obligations hereunder by the Maker, is expressly subject to the satisfaction of the following conditions on or before the date hereof:

(a)       The Closing Date under the Merger Agreement shall have occurred;

(b)       The Payee shall have received this Note originally executed and delivered by each Person party hereto and the Payee shall have received a copy of the fully executed Mortgage, with the original copy of the Mortgage being delivered to Commonwealth Land Title Insurance Company (the “Title Company”) for recording at closing;

(c)       ICPH, as agent for itself and MGP, shall have received an ALTA mortgagee title insurance policy or unconditional commitments therefor issued by the Title Company, naming ICPH, in its capacity as such agent, as insured with respect to the real property which is the subject of the Mortgage (the “Title Policy”), the insured amount to be equal to the face amount of this Note and the [MGP Note]15; provided that ICPH, in its capacity as such agent, shall have paid the Title Company all expenses and premiums of the Title Company together with all other sums required in connection with the issuance of the Title Policy (with such premiums and costs of ICPH, in its capacity as such agent, being allocated between ICPH and MGP pursuant to the Master Terms Agreement); provided further that all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage in the appropriate real estate records shall be paid equally by ICPH, in its capacity as such agent, and the Maker (with all costs of ICPH, in its capacity as such agent, being allocated pursuant to the Master Terms Agreement);

(d)       ICPH, as agent for itself and MGP, shall have received a favorable written opinion from counsel admitted to the practice of law in the State of Illinois with respect to the form of mortgage being in proper form for recording, upon recording the liens created by such Mortgage shall attach to the real property described therein and, to the extent Illinois law is applicable to the Mortgage, the enforceability of the Mortgage under Illinois law, all subject to and limited by customary and reasonable qualifications, limitations and assumptions; and

__________________________

15 NTD: Replace with “ICPH Note” in the MGP Note.

B-9

(e)       The Payee shall have received each material organizational document of each of the Maker and PEC to the extent necessary to confirm authority to execute, deliver and perform the Note and the other Credit Documents, together with such consents, resolutions, signature and incumbency certificates as reasonably required with respect thereto.

18.       Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Note and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or otherwise modified from time to time.

B-10

IN WITNESS WHEREOF, the Maker and PEC have caused this Note to be executed and delivered by their duly authorized officers, as of the date and year and at a place first above written.

ICP MERGER SUB, LLC, as Initial Maker

By:
Name:
Title:

ILLINOIS CORN PROCESSING, LLC, as Target and immediately following the Merger, as Maker

By:
Name:
Title:

PACIFIC ETHANOL CENTRAL, LLC

By:
Name:
Title:

B-11

ANNEX A

Definitions. The following capitalized terms, when used in this Note, shall have the following meanings:

“Applicable Margin” means, for any day in any period, the corresponding rate per annum set forth below under the caption “Margin”:

Period	Margin
Commencing on the date hereof and ending on the 3-month anniversary of the date hereof	5.00%
Commencing on the date immediately following the 3-month anniversary of the date hereof and ending on the first anniversary of the date hereof	8.00%
At all times thereafter	10.00%

; provided that if any period above would otherwise expire on a day that is not the last day of an Interest Period, such period shall end on the nearest Interest Period end date.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York and (b) with respect to any LIBOR Determination Date, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Capital Expenditures” means, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) which should be capitalized under GAAP on the balance sheet of such Person.

“Change of Control” means (a) the failure of Maker to at all times be a wholly owned subsidiary of PEC, with the Maker being Controlled by PEC subject only to the rights and remedies of Payee pursuant to the Credit Documents or (b) the failure of PEC to continue to be Majority Owned and Controlled by Pacific Ethanol, Inc., a Delaware corporation. For purposes of this definition the term “Majority Owned” means, with respect to any Person, an equity ownership interest in such Person, whether held directly or indirectly or some combination thereof, of at least fifty-one percent (51%), and the term “Controlled” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other equity interests, by contract or otherwise (notwithstanding that, in the case of clause (b) above only, other Persons may have the right to participate in or veto significant managerial decisions).

“Credit Documents” means this Note, the [MGP Note]16, the Mortgage and any DACA.

“DACA” means one or more deposit account control agreements in favor of ICPH, as agent for itself and MGP.

“Debtor Relief Law” means the Bankruptcy Reform Act of 1978, codified as 11 U.S.C. §§101 et seq, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

________________________________

16 NTD: Replace with “ICP Note” in the MGP Note.

B-12

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“ICPH” means Illinois Corn Processing Holdings Inc.

[“ICPH Note” means the Promissory Note (as defined in the Merger Agreement) in favor of ICPH.]17

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Interest Period” means an interest period of three months initially commencing on the date hereof and thereafter commencing on the date on which the immediately preceding Interest Period expires.

“LIBOR” means, for any LIBOR Determination Date, the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits of U.S. Dollars for a 3-month interest period that is quoted by Bloomberg (or, to the extent such service ceases to be available, any successor to such service as determined by [the Payee]18) at approximately 11:00 a.m. (London, England time) on such LIBOR Determination Date; provided that if LIBOR shall be less than zero on any LIBOR Determination Date, such rate shall be deemed to be zero for the purposes of this Note. In the event LIBOR is indeterminable or unavailable as of any LIBOR Determination Date, LIBOR for the applicable Interest Period shall be deemed to be the rate in effect for the immediately preceding Interest Period.

______________________________

17 NTD: Definition to be included in the MGP Note only.

18 NTD: Replace with “ICPH” in the MGP Note.

B-13

“LIBOR Determination Date” means the date that is two Business Days prior to the first day of an Interest Period.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Maker” means (a) immediately prior to the consummation of the Merger, the Initial Maker, and (b) immediately following the consummation of the Merger, the Target.

“Master Terms Agreement” means the Master Terms Agreement in the form attached as Exhibit A. For avoidance of doubt, the Master Terms Agreement is not a Credit Document.

“MGP” means MGPI Processing, Inc.

[“MGP Note” means the Promissory Note (as defined in the Merger Agreement) in favor of MGP.]19

“Mortgage” means the first priority mortgage delivered or caused to be delivered by the Maker naming ICPH, as agent for itself and MGP, as mortgagee, in form and substance reasonably satisfactory to the Payee with respect to certain real property and fixtures owned by the Maker.

“Obligations” means all obligations of the Maker under the Credit Documents, whether now existing or hereafter arising or incurred, and whether absolute, contingent or otherwise, including all obligations to pay principal, fees and interest (including any default interest and any interest accruing after the commencement of any case under any Debtor Relief Law) under the Notes, the Mortgage and any DACA, and all expenses, indemnification obligations and other amounts payable by the Maker under any of the Credit Documents, in each case whether accruing or arising before or after the commencement of any case under any Debtor Relief Law (and whether or not such amounts are enforceable, allowed or allowable as a claim in whole or in part in such case).

“Permitted Liens” means (a) the liens created in favor of the Payee and [MGP]20 pursuant to the Credit Documents, (b) in the case of ICP Collateral, inchoate liens arising by operation of law which were incurred in the ordinary course of business, including carriers’, warehousemen’s and mechanics’ Liens and other similar Liens; provided that, to the extent such inchoate liens become a presently existing Lien against any of the ICP Collateral, such Lien shall still constitute a permitted Lien so long as (i) in the aggregate, such Liens do not materially detract from, taken as a whole, the value of the ICP Collateral or otherwise materially impair the operations of the business of ICP or (ii) such Liens are being contested in

___________________________

19 NTD: Definition to be included in the ICPH Note only.

20 NTD: Replace with “ICPH” in the MGP Note.

B-14

good faith by appropriate proceedings, which proceedings have the effect of postponing or preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with generally accepted accounting principles and any such Liens are paid or released at least thirty (30) days prior to any such forfeiture or foreclosure sale, (c) in the case of ICP Collateral, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation, (d) in the case of ICP Collateral, Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made, (e) in the case of ICP Collateral, Liens securing Indebtedness permitted under Section 12(a)(ii), so long as such Indebtedness is incurred prior to or within 90 days after such acquisition, construction, lease or improvement and such Lien does not encumber assets other than the specific assets acquired in connection with the incurrence of such Indebtedness, (f) those Liens, encumbrances and other exceptions to title identified in Schedule B of the Title Policy and (g) any other charge, encumbrance, claim or right which constitutes a Lien against the ICP Collateral to the extent such charge, encumbrance, claim or right existed prior to and continues after the Closing of the merger pursuant to the Merger Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Maker, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

B-15

ANNEX B

The Maker and, to the extent applicable, PEC covenant and agree as follows:

(a) Indebtedness. The Maker will not create, incur, assume or permit to exist any Indebtedness except: (i) Indebtedness created hereunder; (ii) purchase money Indebtedness, including capital lease obligations, for fixed or capital assets so long as such Indebtedness is incurred prior to or within 90 days after such acquisition, construction, lease or improvement and is secured only by the assets acquired in connection with the incurrence of such Indebtedness; (iii) unsecured Indebtedness incurred in good faith and in the ordinary course of ICP’s business and operations, including any Indebtedness owed to affiliates of the Maker so long as permitted under clause (d)(ii) or (g) below; and (iv) any indebtedness which is permitted as a Permitted Lien.

(b) Liens. The Maker will not create, incur, assume or permit to exist any Lien on any property or asset constituting Collateral, whether now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens.

(c) Fundamental Changes. Except as contemplated in the Merger Agreement, the Maker will not, and PEC will not permit the Maker to (i) merge into or consolidate with any other Person, (ii) permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (in each case, whether now owned or hereafter acquired) or (iii) liquidate or dissolve.

(d) Investments, Loans, Advances, Guarantees and Acquisitions.

(i) Investments: Except as contemplated in the Merger Agreement, the Maker will not purchase, hold or acquire (including pursuant to any merger with any Person that was not the Maker prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit. Maker shall not create or acquire any subsidiaries.

(ii) Loans, Advances and Guaranties: Maker will not make or permit to exist any loans or advances to, or guarantee any obligations of, any other Person; provided that accounts receivable and other advances made by the Maker to any affiliate, and any agreement to be obligated with respect to its pro rata share of certain centralized operating expenses or with respect to any letter of credit issued on its behalf, and any agreement to indemnify in connection therewith up to such pro rata share, together with any agreement to reimburse such affiliates with respect thereto, shall be permitted.

(e) Restricted Payments. The Maker will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.

(f) Capital Expenditures. The Maker will not make or commit to make any Capital Expenditure, except Capital Expenditures in the ordinary course of business and to the extent deemed necessary or appropriate in good faith by the Maker in connection with its business and operations.

(g) Transactions with Affiliates. The Maker will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Maker than could be obtained on an arm’s-length basis from unrelated third parties and transactions entered into by the Maker not involving any other affiliate.

B-16

(h) Further Assurances; Pledged Equity Interests. If an Event of Default shall have occurred and be continuing, all dividends and other distributions on any pledged Equity Interests shall be paid directly to the Payee and retained by it as part of the Collateral. The Maker hereby expressly authorizes and instructs each issuer of any pledged Equity Interests pledged hereunder to (i) comply with any instruction received by it from the Payee that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Note, without any other or further instructions from the Maker, and (ii) pay any dividend or other payment with respect to any pledged Equity Interests directly to the Payee. Without limiting any rights or powers granted by this Note to the Payee while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Payee is hereby appointed the attorney-in-fact of the Maker for the purpose of carrying out the provisions of this Note and taking any action and executing any instruments that the Payee may deem necessary or advisable to accomplish the purposes, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Payee shall be entitled under this Note to make collections in respect of the Collateral, if an Event of Default shall have occurred and be continuing, the Payee shall have the right and power to receive, endorse and collect all checks made payable to the order of the Maker representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

(i) Cash Management. By no later than 120 days of the Effective Date, the Maker, using commercially reasonable efforts, shall endeavor to obtain and deliver to the Payee and [MGP]21 a DACA executed by the Maker and the Maker’s depositary bank, using such depositary bank’s standard form, subject only to such revisions thereto as may be reasonably requested by the Maker, the Payee or [MGP]22. To the extent such DACA or DACAs are obtained pursuant hereto, the Maker will, after obtaining same, use only those accounts which are subject to such DACA or DACAs.

_______________________________

21 NTD: Replace with “ICPH” in the MGP Note.

22 NTD: Replace with “ICPH” in the MGP Note.

B-17

Schedule 1

Legal Names of Maker and PEC

Legal Name	Type of Entity	Jurisdiction of Organization	Mailing Address
ICP Merger Sub, LLC	Limited Liability Company	Delaware	400 Capitol Mall, Suite 2060, Sacramento, CA 95814
Illinois Corn Processing, LLC	Limited Liability Company	Delaware	400 Capitol Mall, Suite 2060, Sacramento, CA 95814
Pacific Ethanol Central, LLC	Limited Liability Company	Delaware	400 Capitol Mall, Suite 2060, Sacramento, CA 95814

B-18

Exhibit A

MASTER TERMS AGREEMENT

MASTER TERMS AGREEMENT dated as of June [__], 2017 between Illinois Corn Processing Holdings Inc. (“ICPH”) and MGPI Processing, Inc. (“MGP”, together with ICPH, the “Payees”).

Reference is made to (i) that certain Secured Promissory Note dated as of June [__], 2017 by ICP Merger Sub, LLC (the “Initial Maker”), Illinois Corn Processing, LLC (the “Target”, together with the Initial Maker, the “Makers”) and Pacific Ethanol Central, LLC (“PEC”) in favor of ICPH (the “ICPH Note) and (ii) that certain Secured Promissory Note dated as of [_____], 2017 by Makers and PEC in favor of MGP (the “MGP Note”, together with the ICPH Note, the “Notes”). Capitalized terms used in this Agreement and not otherwise defined are used herein as defined in the Notes.

Section 1. Agreements. Notwithstanding anything in the Notes to the contrary, the parties hereto agree as follows:

(a)        Pari Passu Pro Rata Liens. Notwithstanding anything herein or in any Credit Document to the contrary and notwithstanding the method, manner or order of the creation, attachment or perfection of any Lien (including the order of filing of any UCC financing statements or other Lien perfection documents), all Liens granted to or for the benefit of either Payee pursuant to the Notes, the Mortgage, any DACA or any other Credit Document shall be of equal priority, as between the Payees, and shall be for the pro rata benefit of each Payee, with any proceeds from the Collateral to be allocated between the Payees as provided in Section 1(b) below. Solely for Lien perfection purposes, each Payee (the “Agent Payee”) agrees to act as agent for itself and the other Payee with respect to any Collateral in the custody or control of the Agent Payee or with respect to which the Agent Payee has a Lien, whether such Lien is perfected by the filing of a UCC financing statement or a mortgage or by any other method. Without limiting the foregoing, all Collateral in the possession or control of an Agent Payee shall be possessed or controlled by such Agent Payee as gratuitous bailee for perfection for the benefit of each Payee as secured party so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), 9-104 and 9-313(c) of the UCC. In this Section 1(a), “control” has the meaning given that term in sections 8-106 and 9-314 of the UCC. Without limiting the foregoing, each Payee hereby appoints ICPH to act as its agent for purposes of perfecting and enforcing any Lien or other rights granted pursuant to the Mortgage, and ICPH agrees to act in such capacity for such purposes.

(b)       Payment Sharing. All amounts and payments of any kind received by either of the Payees under or in respect of the Notes or any other Credit Document shall, whether received by voluntary payment or scheduled payment of principal or interest, or exercise of rights or remedies with respect to the Collateral, be shared ratably among the Payees in proportion to the respective amounts due to them under their respective Notes (any such amounts, the “Shared Payments”). Any Shared Payment received by a Payee to which it is not due shall be segregated and held in trust and promptly paid over to the other Payee in the form received, with any necessary endorsements. If an Event of Default exists, any fees or expenses reasonably incurred by a Payee to collect a Shared Payment shall be shared ratably between the Payees in proportion to the respective amounts due to them under the respective Notes.

(c)       Enforcement.

B-19

(i)        If any Event of Default (as defined in either Note or any other Credit Document) shall have occurred and be continuing, ICPH may, but shall not be obligated to (except as provided in this Section 1(c)), take any enforcement action under or with respect to any Credit Document. MGP shall not be entitled to take any enforcement action under or with respect to any Credit Document without ICPH's consent, provided that if a MGP Enforcement Condition has occurred, MGP may (x) take any enforcement action under or with respect to any Credit Document (other than any DACA or the Mortgage) so long as any proceeds of such enforcement action are allocated between the Payees in accordance with Section 1(b) above, and (y) with respect to any DACA or the Mortgage, instruct ICPH in writing, and ICPH, as agent or secured party for ICPH and MGP under such DACA or the Mortgage (as applicable), shall upon receipt of such instruction commence an action to deliver an enforcement notice under such DACA or foreclose the Mortgage (as applicable) or otherwise exercise the rights and remedies under such DACA or Mortgage, or, if ICPH is unwilling to so foreclose on the Mortgage or exercise such rights and remedies under the Mortgage, ICPH shall enter into such agreements as MGP may reasonably request to enable MGP to foreclose the Mortgage or exercise such rights and remedies in its own name; and with any proceeds of such foreclosure or other exercise of rights or remedies being allocated between the Payees in accordance with Section 1(b) above. For purposes of this Section 1(c), an “MGP Enforcement Condition” shall be deemed to occur if any Event of Default (as defined in either Note or any other Credit Document) arises because of a failure to pay principal or interest under any Note (whether at stated maturity, by virtue of acceleration or otherwise) and such Event of Default remains in effect for at least 60 days, unless (A) ICPH shall have commenced and be diligently pursuing in good faith enforcement of the Credit Documents generally (including to foreclose or otherwise realize on all material collateral, other than pledged equity interests), or (B) any bankruptcy or other insolvency proceeding shall have been filed by or against either Maker or PEC.

(ii)       Notwithstanding anything in this Section 1(c) to the contrary, (A) if ICPH commences any foreclosure action or otherwise attempts to realize on any personal property collateral, and without regard to whether an MGP Enforcement Condition has occurred or exists, or (B) if any bankruptcy or other insolvency proceeding shall have been filed by or against either Maker or PEC, and without regard to whether any payment or other Event of Default (as defined immediately above) exists, the duration of such Event of Default, or any other fact or circumstance, MGP may take any such action (including responsive or defensive motions, pleadings, proofs of claim, statements of interest and other filings) which MGP deems necessary to preserve, confirm, continue or protect the validity and enforceability of its liens or rights to the collateral, so long as such action is not inconsistent with the terms of this agreement, and does not contest the liens of ICPH or hinder the exercise of remedies thereby.

(d)       Amendments. No amendment, modification, termination or waiver of any provision of any Note, or consent to any departure by any party therefrom, shall in any event be effective without the written consent of each of ICPH and MGP.

(e)       Mortgage Fees. Any title insurance, recording or similar fees which are payable by a Payee pursuant to its Note in connection with the Mortgage (including any such fees payable by ICPH in its in capacity as agent for the Payees) shall be shared ratably among the Payees in accordance with the original principal amounts of their respective Notes.

Section 2. General. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Payees hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, borough of Manhattan for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be as effective as delivery of an original executed counterpart of this Agreement. This Section 2 shall survive the termination of this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ILLINOIS CORN PROCESSING HOLDINGS INC.

By:
Name:
Title:

MGPI PROCESSING, INC.

By:
Name:
Title:

B-20